As filed with the Securities and Exchange Commission on July 16 , 2010
Registration No. 333 - 166897
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

China Chemical Holding Company
(Exact name of registrant as specified in its charter)

Nevada	2824	27-2074303
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2-12E Qingmeng Economic and Technology Development Zone
Quanzhou City, Fujian Province, People’s Republic of China 362205
(86) 595-2899-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kei Wai Ting
China Chemical Holding Company
2-12E Qingmeng Economic and Technology Development Zone
Quanzhou City, Fujian Province, People’s Republic of China 362205
(86) 595-2899-9888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
Allen Z. Sussman, Esq. Reed Smith LLP 355 South Grand Avenue, Suite 2900 Los Angeles, California 90071 Telephone: (213) 457-8000 Facsimile: (213) 457-8080

           Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.
Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share ($)(2)	Proposed Maximum Aggregate Offering Price ($)	Amount of Registration Fee ($)
Common Stock, $0.001 par value	4,446,000	$0. 05	$ 222,300	$ 15.85

(1)	All of the shares are being registered for resale by the selling stockholders named in the prospectus.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.   We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective.   This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated _________, 2010

PROSPECTUS

4,446,000 Shares of Common Stock

CHINA CHEMICAL HOLDING COMPANY

This prospectus covers the offer and sale of up to 4,446,000 shares of the common stock, par value $0.001 per share, of China Chemical Holding Company by selling stockholders listed   on page 42 of this prospectus.   The selling stockholders will offer their shares at $0. 05 per share until our shares are quoted on the Over-The-Counter Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.   We will not receive proceeds from the sale of shares from the selling stockholders.

There are no underwriting commissions involved in this offering. We will pay all the costs of this offering.

Prior to this offering, there has been no market for our securities. Our common stock is not listed on any national securities exchange or the Over-The-Counter Bulletin Board. There is no guarantee that our securities will be listed or trade on the Over-The-Counter Bulletin Board or other United States or foreign securities exchange.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                                    , 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
DIVIDEND POLICY	13
DILUTION	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
CORPORATE ORGANIZATION	21
DESCRIPTION OF BUSINESS	24
DESCRIPTION OF PROPERTY	33
LEGAL PROCEEDINGS	33
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	35
CORPORATE GOVERNANCE	37
EXECUTIVE COMPENSATION	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
DESCRIPTION OF SECURITIES	43
SELLING STOCKHOLDERS	45
PLAN OF DISTRIBUTION	48
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	49
INTEREST OF NAMED EXPERTS AND COUNSEL	49
EXPERTS	49
LEGAL MATTERS	49
WHERE YOU CAN FIND ADDITIONAL INFORMATION	49
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus, but it may not contain all of the information that you should consider before deciding to invest in our stock. You should read this entire prospectus carefully, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

Currency, exchange rate and “China” references

Unless otherwise noted, all currency figures quoted as “U.S. dollars”, “dollars” or “$” refer to the legal currency of the United States. References to “renminbi” or “RMB” are to the Renminbi Yuan, the legal currency of China. Throughout this prospectus, assets and liabilities of the Company’s subsidiaries are translated into U.S. dollars using the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

References in this prospectus to “PRC”, “China” and “Chinese” are to the People’s Republic of China. References to “BVI” are to the British Virgin Islands.

Overview

We manufacture, distribute and sell chemical fiber, filament and other products derived from raw materials consisting of petroleum and other hydrocarbons. Through our subsidiaries and business partners in China, we manufacture and sell the following petrochemical-based products:

•	Polypropylene fiber/filament yarn and polypropylene non-woven fabric products,
•	Recycled polypropylene chips, and
•	Cyclohexanone ( trial run commenced July 2010)

Polypropylene fiber/filament yarn and polypropylene non-woven fabrics have broad market applications, including as automotive fabrics, suitcase ribbon, shoes ribbon, floor coverings, home furnishings, construction reinforcement and apparel.

We plan to begin producing cyclohexanone in the fourth calendar quarter of 2010 through Fujian Dongxin Petrochemical Company Limited, or Petrochemical.  In July 2010, Petrochemical started its trial run to calibrate the production lines. Cyclohexanone is a petrochemical product that is normally a liquid at room temperature. Cyclohexanone has broad applications as an industrial solvent and as a precursor in the manufacturing of nylon, certain resins, insecticides, herbicides, paints, varnish, polishes, degreasers and pharmaceuticals.

We sell our polypropylene fiber chemical products to customers located in China and overseas by direct sale and through agents. Our customers include manufacturers of apparel, footwear, packaging, knitted straps, trunks and bags. During the fiscal years ended June 30, 2007, 2008 and 2009, sales to customers located in China accounted for 76%, 91% and 97%, respectively, of our net revenue.

Business Strategy

As discussed further below under “Description of Business—Business Strategy", we plan to focus on increasing our profitability, return on investment and shareholder value through the following business strategies:

•	Increase Cost Advantage and Productivity;
•	Deliver Value-Added Solutions;
•	Focused Business Investment;
•	Future Acquisitions; and
•	Increase Market Awareness of Our Brand.

The Offering by Selling Stockholders

As of the date of this prospectus, we had 40,490,000 shares of common stock outstanding.   Selling stockholders are offering up to 4,446,000 shares of common stock.   The selling stockholders will offer their shares at $0. 05 per share until our shares are quoted on the Over-The-Counter Bulletin Board, or the OTCBB, and thereafter at prevailing market prices or privately negotiated prices.   We will pay all expenses of registering the securities, estimated at approximately $410,016.   We will not receive any proceeds of the sale of these securities.

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Corporate Information

China Chemical Holding Company, a Nevada corporation (also referred to as “we,” “us,” “Holding Company” or the “Company”), was formed on January 15, 2010 and holds all of the issued and outstanding equity securities of China Conservation Chemical Group (BVI) Company Limited, or CCCG. Holding Company and CCCG have no material operations other than to serve as holding companies for our operating subsidiaries and our 19% equity interest in Fujian Dongxin Petrochemical Company Limited, or Petrochemical. Our principal office is located at 2-12E Qingmeng Economic and Technology Development Zone, Quanzhou City, Fujian Province, People’s Republic of China, and our telephone number is (86) 595-28999888.

Below is an organizational chart of the Company and its subsidiaries:

China Chemical Holding Company
(Nevada, USA)
"Holding Company"
China Conservation Chemical Group (BVI) Company Limited
(BVI)
"CCCG"
Tung Wah Chemical
(Hong Kong) Company Limited
(Hong Kong)
"TWC"
Tung Cheung Chemical (Hong Kong)
Company Limited
(Hong Kong)
"TCC"
China Chemical Recycling Company
Limited
(Hong Kong)
"CCR"
Quanzhou Donghua Chemical Fiber
Weaving Company Limited
(PRC)
"Dong Hua"
Quanzhou Dongxiang Chemical &
Light Industrial Textile Company
Limited (PRC)
"Dong Xiang"
Jiangsu Suqian Dongyuan Plastic Art
Company Limited
(PRC)
"Plastic Art"
Jinjiang Dong Yuan Fu Rong
Non-Woven
PP Fabric Shop (PRC)
"Fabric Shop"
Fujian Dongxin Petrochemical
Company Limited (PRC)
(19% equity interest)
"Petrochemical"

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data. The consolidated statements of operations data, consolidated balance sheet data and consolidated statement of cash flows data for the fiscal years ended June 30, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended March 31, 2009 and 2010 , the consolidated balance sheet data as of March 31, 2010, and the consolidated statement of cash flows data for the nine months ended March 31, 2009 and 2010 , have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include, in the opinion of management, all adjustments, that management considers necessary for the fair presentation of the financial information set forth in those financial statements. You should read this data together with our consolidated financial statements and related notes to those statements included elsewhere in this prospectus and the information under “ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of the results to be expected in any future period.
Consolidated Statement of Operations Data:

				Nine Months Ended
	Year Ended June 30,			March 31,
	2007	2008	2009	2009	2010
		($ in thousands)

Revenue, net	$34,347	$54,461	$57,752	$43,744	$38,827
Cost of revenue	30,918	39,342	49,712	37,702	33,570
Gross profit	3,429	6,119	8,040	6,041	5,257
Operating expenses	(687)	(874)	(1,155)	804	1,285
Operating income	2,742	5,272	6,885	5,237	3,972
Other income (expense)	(279)	(297)	(168)	(49)	(44)
Income tax expense	(73)	(80)	(115)	74	243

Net income	$2,390	$4,895	$6,602	$5,114	$3,685

Consolidated Balance Sheet Data:

	As of June 30,			As of March 31,
	2007	2008	2009	2010
	($ in thousands)
Cash and cash equivalents	$926	$656	$362	$1,121
Total assets	17,644	20, 306	23,465	21,785
Total liabilities	20,420	18,436	14,865	9,488
Total equity (deficit)	(2,776)	1,869	8,600	12,297

Consolidated Statement of Cash Flows Data:

	Year Ended June 30,			Nine Months Ended March 31,
	2007	2008	2009	2009	2010
	($ in thousands)
Net cash (used in) provided by:
Operating activities	$846	$3,612	$8,579	$4,524	$12,927
Investing activities	(22)	(169)	(2,738)	(325)	(1, 485)
Financing activities	(1,126)	(3,792)	(6,138)	(4,538)	(10,684)

Net change in cash	$(302)	$(349)	$(297)	$(337)	$759

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before making an investment decision. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The value of our securities could decline as a result of any of these risks. You could lose all or part of your investment in our securities. Some of the statements in “Risk Factors” are forward looking statements.

Risks Related to Our Business and Industry

Current uncertainty in global economic conditions makes it difficult to predict demand for our products, and makes it more likely that our actual results could differ materially from past results.

Our operations and performance depend on worldwide economic conditions, which have been depressed in China and other countries and may remain depressed for the foreseeable future. These conditions make it difficult for our customers and potential customers to accurately forecast and plan future business activities and could cause our customers and potential customers to slow or reduce spending on our products. These economic conditions could also cause our competitors to drastically reduce prices or take unusual actions to gain a competitive edge, which could force us to provide similar discounts and thereby reduce our profitability. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, in China, or in our industry. These and other economic factors could have a material adverse effect on demand for our products and services and on our financial condition including profitability and operating results.

We are susceptible to economic conditions in China, and in particular, the Fujian Province of China where our chemical fiber operations and principal suppliers and customers are located.

Our chemical fiber facilities and our primary suppliers and customers are located in Quanzhou City of Fujian Province in China. For the fiscal years ended June 30, 2007, 2008 and 2009, sales to customers located in the Fujian Province accounted for 71%, 70% and 73% of our net sales. As a result, our chemical fiber operations and our results of operation and financial condition are susceptible to adverse trends and economic conditions in Fujian Province, including local strikes, new or revised laws or regulations, or disruptions in the supply of raw materials. We have no long-term agreements with these customers, who purchase from us on a purchase order basis only.

We have limited experience in the industrial chemicals business.

Our acquisition of an equity interest in Fujian Dongxin Petrochemical Company Limited represents our initial entry into the industrial chemical market. Prior to this time, we have not had significant experience manufacturing, selling or managing the operations of a cyclohexanone manufacturing facility. There is no assurance that we will be able to successfully operate a cyclohexanone facility or that we will be able to attract and retain personnel knowledgeable in this field. Our failure to successfully manage the operations of Petrochemical may have an adverse effect on our results of operation and financial condition.

There is no guarantee that we will be successful in implementing our business strategy of expanding into new markets. If we fail to manage future growth effectively, our business could be harmed.

Our business strategy includes expansion into new markets in Shanghai and Beijing in the People’s Republic of China, or PRC, and the Middle East and South East Asia. Our operations in new markets may be subject to local market conditions, extended fulfillment and delivery times, different consumer preferences, expectations and purchasing cycles and decreased recognition of our brand. Our expansion plans may also involve establishing operations in markets where we have little or no prior operating experience.

Continued growth in the size and scope, including the geographic scope, of our business operations will require substantial management attention with respect to:

•	recruiting, hiring, integrating and retaining highly skilled and motivated individuals;
•	managing increasingly dispersed geographic locations and facilities; and
•	establishing integrated operational and financial systems and company-wide systems, processes and procedures.

If we are not successful in managing our future growth, our business, financial condition, and results of operations may be adversely affected.

We are subject to risks associated with the increased volatility in raw materials prices and the availability of key raw materials.

We purchase or plan to purchase significant amounts of polypropylene chips, benzene, hydrogen and caustic soda from third parties for use in the production of our chemical fibers and cyclohexanone. Polypropylene and benzene are byproducts of petroleum and natural gas and are impacted by fluctuations in the prices of oil and natural gas. We also purchase significant amounts of electricity and fuel oil to supply the energy required in our production processes.

Prices of oil and other hydrocarbons and energy are volatile and increased dramatically during 2009. To the extent we are unable to pass price increases to our customers, our operating profit and results of operations may be adversely affected. We are exposed to volatility in the prices of our other raw materials. Factors which have caused volatility in our raw material prices in the past and which may do so in the future include:

•	Shortages of raw materials due to increasing demand, such as from growing uses or new uses;
•	Capacity constraints, such as from construction delays, strike action or involuntary shutdowns;
•	The general level of business and economic activity; and
•	The direct or indirect effect of governmental regulation.

We do not manage our exposure through the use of derivative instruments or forward purchase contracts for commodity price hedging, long-term supply agreements or multi-year purchasing and sales agreements.

We strive to improve profit margins of many of our products through price increases when warranted and accepted by the market; however, our operating margins may decrease if we cannot pass on increased raw material prices to customers. Even in periods during which raw material prices decline, we may suffer decreasing operating profit margins if raw material price reductions occur at a slower rate than decreases in the selling prices of our products.

We have a policy of maintaining, when available, multiple sources of supply for raw materials.   Our cyclohexanone facility, however, will rely upon a local single source of supply for its primary raw materials.   We may not be able to obtain sufficient raw materials due to unforeseen developments that would cause an interruption in supply.   Even if we have multiple sources of supply for a raw material, these sources may not make up for the loss of a major supplier.   Nor can there be any guarantee that profitability will not be affected should we be required to qualify additional sources of supply in the event of the loss of a sole or a major supplier.

Our financial condition may be materially adversely affected if we fail to successfully manage the credit risk exposure associated with the extension of credit to our customers.

We extend credit to our customers who purchase from purchase orders on a net thirty day basis. We periodically assess the financial condition of our customers, the concentration of credit risk on an industry basis and macroeconomic or political developments that may affect our customers to keep credit risk exposure to permissible levels relative to our capital and to maintain soundness of assets. In the fiscal year ended June 30, 2009, the collection period of our accounts receivable was approximately 36 days.

We do not have reserves for bad debts. A failure to successfully manage our credit risk, or the occurrence of macroeconomic or political developments that adversely affect the ability of our customers to pay or otherwise contribute to the deterioration of their financial condition, may materially and adversely affect our cash flows, financial condition and results of operation.

We may incur additional equipment and operating costs due to accelerated age-related degradation of our equipment resulting from our operating schedule.

Excluding periodic suspensions of operations for general inspection and maintenance, we intend to operate our production facilities twenty four hours per day, in three shifts of eight hours each. Such operation may accelerate the degradation and be outside the design limits of our equipment. There is no assurance that our surveillance and maintenance efforts will be adequate to mitigate the effects of accelerated aging or prolong the useful life of our equipment. In addition, we may incur increased equipment and operating costs in connection with upgrading or replacing aging equipment. If we are unable to upgrade or replace aging equipment, we may elect to continue operations with aged equipment or equipment whose life has been extended beyond design limits. In such event, we may be exposed to increased risks of equipment failure, physical injury, adverse environmental effects or other negative results arising from the use of such equipment, all of which may adversely affect our brand image, results of operation and financial condition. We anticipate that we will be required to replace our equipment generally within three to five years of such continuous operations.

Our production facilities handle the processing of some volatile and hazardous materials that subject us to operating risks that could have a negative effect on our operating results.

Our operations are subject to operating risks associated with chemical manufacturing and chemical fiber production, including the related storage, transportation and disposition of raw materials, products and wastes. These hazards include, among other things:

•	pipeline and storage tank leaks and ruptures;
•	explosions and fires; and
•	discharges or releases of toxic or hazardous substances.

These operating risks can cause personal injury, property damage and environmental contamination, and may result in the shutdown of affected facilities and the imposition of civil or criminal penalties. The occurrence of any of these events may disrupt production and have a negative effect on the productivity and profitability of a particular manufacturing facility and our operating results and cash flows.

We maintain property, business interruption and casualty insurance which we believe is in accordance with customary industry practices, but we cannot predict whether this insurance will be adequate to fully cover all potential hazards incidental to our business.

Cyclicality in the industrial chemicals industry may in the future result in reduced operating margins or in operating losses.

Our cyclohexanone production facility may experience alternating periods of inadequate capacity and excess capacity as a result of the cyclical nature of the industrial chemicals industry. Periods of inadequate capacity, including some due to raw material shortages, have usually resulted in increased selling prices and operating margins. This has often been followed by periods of capacity additions, which have resulted in declining capacity utilization rates, selling prices and operating margins.

We believe that these cyclical trends in selling prices and operating margins relating to capacity shortfalls and additions may continue in the future, principally due to the continuing combined impact of five factors:

•
Significant capacity additions, whether through plant expansion or construction, can take two to three years before commencing operations and are therefore necessarily based upon estimates of future demand.

•
When demand is rising, competition to build new capacity may be heightened because new capacity tends to be more profitable, with a lower marginal cost of production. This tends to amplify upswings in capacity.

•	When demand is falling, the high fixed cost structure of the capital-intensive chemicals industry leads producers to compete aggressively on price in order to maximize capacity utilization.
•
As competition in these products is focused on price, being a low-cost producer is critical to profitability. This favors the construction of larger plants, which maximize economies of scale, but which also lead to major increases in capacity that can outstrip current growth in demand.

•	Cyclical trends in general business and economic activity produce swings in demand for chemicals.

We believe that the cyclohexanone industry in China is characterized by inadequate capacity, and that there may be further capacity additions in the next few years.

The length and depth of product and industry business cycles of our markets, particularly in the apparel, automotive, electrical, construction and textile industries, may result in reduced operating margins or in operating losses.

Some of the markets in which our customers participate, such as the apparel, automotive, construction and textile industries, are cyclical in nature, thus posing a risk to us which is beyond our control. These markets are highly competitive, to a large extent driven by end-use markets, and may experience overcapacity, all of which may affect demand for and pricing of our products.

We may be exposed to general economic, political and regulatory conditions and risks in the countries in which we have significant sales or operations.

In fiscal 2009 and the nine months ended March 31, 2010 , we derived   3.1% and 1.2%, respectively, of our revenue from customers outside China, and we expect to continue to expand our international operations.   We have sales personnel and independent distributors in China.   We expect to hire additional sales personnel and add independent distributors to explore international markets.   Our international operations could subject us to a variety of risks, including:

•	increased exposure to foreign currency exchange rate risk;
•	difficulties in enforcing contracts, collecting accounts receivable and managing longer payment cycles, especially in emerging markets;
•	tariffs and trade barriers and other regulatory or contractual provisions limiting our ability to sell or develop our products in certain foreign markets; and
•	import or export controls.

Conditions such as the uncertainties associated with war, terrorist activities, epidemics, pandemics or political instability in any of the countries in which we operate or derive sales could affect us by causing delays or losses in the supply or delivery of raw materials and products as well as increased security costs, insurance premiums and other expenses. These conditions could also result in or lengthen economic recession in the Asia, United States or elsewhere. Moreover, changes in laws or regulations, such as unexpected changes in regulatory requirements (including import or export licensing requirements), or changes in the reporting requirements of United States or Chinese governmental agencies, could increase the cost of doing business in these regions. Any of these conditions may have an effect on our business and financial results as a whole and may result in volatile current and future prices for our securities, including our stock.

Our competitors may have greater financial and marketing resources and we may experience a reduction in market share and revenue.

The chemical fiber and industrial chemical markets for our products are highly competitive, and we expect competition to intensify in the future. This competition could make it more difficult for us to sell our products and result in increased pricing pressure, reduced margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm our business. Our current competitors have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Given their capital resources and broad product and service offerings, many of these competitors may be able to offer reduced pricing for their products that are competitive with ours, which in turn could cause us to reduce our prices to remain competitive. Potential customers may have long-standing relationships with our competitors, whether for storage or other network equipment, and potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. Many of our competitors benefit from established brand awareness and long-standing relationships with key decision makers at many of our current and prospective customers. We expect that our competitors will seek to leverage these existing relationships to encourage customers to purchase their products. If we are unable to compete effectively in the marketplace, our business, prospects, financial condition, and results of operations will be materially adversely affected.

Our future success will depend in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could reduce our ability to maintain our market position and our margins.

We attach great importance to protecting our investment in research and development, manufacturing and marketing. We intend to seek the widest possible protection for significant product and process developments in its major markets through a combination of trade secrets, trademarks, copyrights and patents. We anticipate that the form of protection will vary depending upon the level of protection afforded by the particular jurisdiction. Currently, our revenue is derived principally from our operations in China where intellectual property protection may be limited and difficult to enforce. In such instances, we may seek protection of our intellectual property through trademarks and measures taken to increase the confidentiality of our findings.

We may also seek patent protection to cover our products, processes, intermediate products and product uses. Protection for individual products extends for varying periods in accordance with the date of patent application filing and the legal life of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent and its scope of coverage. As patents expire, the products and processes described and claimed in those patents become generally available for use by the public. This may result in increased competition which may reduce our ability to realize revenue from products previously covered by such expired patents. As a result, our results of operations and cash flows relating to such product may be adversely affected.

We also seek to register trademarks extensively as a means of protecting the brand names of our products, which brand names become more important once the corresponding patents have expired, if any. If we are not successful in protecting our trademark rights, our revenue, results of operations and cash flows may be adversely affected.

Risks Related to our Operations in China

We may have difficulty managing the risks associated with conducting business in the Chinese chemical fiber and industrial chemical markets.

We are subject to operating risks associated with chemical manufacturing and chemical fiber production, including the related storage, transportation and disposition of raw materials, products and wastes. These risks can either be mitigated or exacerbated as a result of governmental intervention through policy promulgation and implementation either in the chemical fiber and industrial chemical sectors or sectors which provide critical inputs, such as oil, natural gas and energy or outputs such as transportation. While not an exhaustive list, the following factors could significantly affect our ability to do business:

•	Costs of natural gas, oil and other energy resources;
•	Stability of laws and regulations relating to environmental protection, including air pollution, emission treatment and water source protection;
•	Financial stimulus, energy and renewable energy and trade policies;
•	Input and output pricing due to market factors and regulatory policies;
•	Labor policies and rate of equipment degradation; and
•	Infrastructure conditions and policies.

Currently, we do not hold and do not intend to purchase insurance policies to protect revenue in the case that the above conditions cause a loss of revenue. If we are unable to manage the risks arising from unfavorable changes in any of the foregoing factors, our operations and financial condition may be adversely affected.

We are exposed to economic, political and regulatory conditions and risks in China, where our production facilities and primary customers and suppliers are located.

General economic conditions in China have an impact on our business and financial results. Weak economic conditions or softness in the consumer or business demand in China could result in lower demand for our products, which would likely have an adverse impact on our sales, earnings and cash flows.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government can change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that affect our Company are:

•	Level of government involvement in the economy;
•	Control of foreign exchange and the foreign exchange rate of the Renminbi;
•	Methods of allocating resources by the Chinese government;
•	China’s balance of payments position;
•	International trade restrictions on exports and imports; and
•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. These differences may have unforeseen effects on our business.

The Chinese government exerts substantial influence over the manner in which we and our suppliers must conduct their business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through strong regulation and state ownership. Our ability to operate in China may be harmed by changes in China’s laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property rights and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures. Any divestiture would likely reduce our assets and revenue and the value of our stock.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China, which could reduce our ability to compete and our revenue.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving and are subject to change. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives and limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected and our revenue could be reduced.

Our operations are conducted entirely in China and our profitability may be impacted by global exchange rate fluctuations.

We are exposed to market risk through commercial operations. Our market risk consists principally of exposure to fluctuations in currency exchange and, to the extent of our indebtedness, interest rates. We do not use financial instruments to hedge our exposure to foreign currency fluctuations. As our operations are conducted entirely in China, fluctuations in the Renminbi may materially affect our operating results. For example, changes in currency exchange rates may affect:

•	The relative prices at which we and our competitors sell products in the same market; and
•	The cost of raw materials and other items required in our operations.

To the extent that we convert U.S. dollars into Renminbi for our operational needs, and should the Renminbi appreciate against the U.S. dollar, our financial position and the price of our common stock may be adversely affected. Conversely, if we convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced. We anticipate increased exposure to exchange rate fluctuations as we expand the breadth and depth of our international sales.

A substantial portion of our net sales is denominated in the Renminbi.   In our consolidated financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period.   During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales, earnings, assets and liabilities will be reduced because the local currency will translate into fewer U.S. dollars.   We estimate that the translation effects of changes in the value of the Renminbi against the U.S. dollar increased net sales by   0. 56 % for the nine months ended March 31, 2010 , and 0.39 % and 9.8 % for the fiscal years ended June 30, 2009 and 2008, respectively.

Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited.

We are a holding company whose primary assets are our ownership of the equity interests in our subsidiaries. We conduct no other business and, as a result, we depend entirely upon our subsidiaries’ earnings and cash flow. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. Our subsidiaries and projects may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses or debt service, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

The foreign exchange control policies of the PRC may restrict our capacity in effectively using cash, and prevent the Company from receiving dividends and other returns from its subsidiaries in China.

The Company’s subsidiaries in the PRC are foreign invested enterprises (“FIE“), and are required to abide by rules and policies of China on regulatory control of currency exchange. In the PRC, the State Administration of Foreign Exchange (“SAFE“) administers the exchange of RMB and foreign currencies. Currently, foreign invested enterprises (including wholly foreign invested enterprises) are all under administration of the Policy on Foreign Exchange Registration Certificate for Foreign Invested Enterprises by the State Administration of Foreign Exchange. Only with a registration certificate (subject to annual updates) is a foreign invested enterprise allowed to open foreign currency accounts, including current accounts and capital accounts. Currently, transactions in the current accounts can be carried out without approval of SAFE (for example, the foreign currency remittance as dividend distribution). However, currency exchange in currencies in capital accounts (including capital items such as direct investment, loan and guarantee) is still subject to approval of SAFE. Dong Xiang, a subsidiary of the company which operates in the PRC, has obtained the Foreign Exchange Registration Certificate for Foreign Invested Enterprises, which is subject to annual updates and checks. There is no assurance that the PRC will make no further restrictions on the free exchange of RMB. In 2007, 2008 and 2009, all of our net revenue was accounted for in Renminbi. Therefore, any future restriction on currency exchange may restrict the capacity of the company to use the funds acquired in the PRC for any investment in potential business activities outside China or distribution of dividends to stockholders.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

All of our assets are located outside of the United States and all of our current operations are conducted in China.   Moreover, a majority of our directors and officers are nationals or residents of China and the Hong Kong Special Administrative Region.   All or a substantial portion of the assets of these persons are located outside the United States.   As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons.   In   addition,   there is substantial uncertainty   as to whether the courts of China would recognize or enforce   judgments of U.S. courts obtained against us or such officers and/or directors   predicated upon the civil liability provisions   of the   securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons   predicated   upon the   securities   laws of the United States or any state thereof.   Further, China’s treaties do not provide for reciprocal recognition and enforcement of judgments of U.S. courts.

We operate our facilities on land leased pursuant to land use rights which may be terminated by the PRC under certain exceptional circumstances.

Under PRC law, all land in China is owned by the government but may be leased (under land use rights) for certain periods of time to businesses. While Chinese law expressly protects the status and rights of Sino-foreign joint venture enterprises, including their right to use land during the term of their respective joint venture contracts, the state reserves the right, in extreme and exceptional circumstances, to terminate the joint venture and provide compensation therefor. In such an event, a joint venture’s right to use land would terminate and all facilities would revert to the state in exchange for just compensation. Although management sees little risk in not having title to the land use rights, no assurances can be given that such land use rights may not be terminated by the government.

Risks Related to Management, Stockholder Control and Regulatory Compliance

We depend heavily on key personnel, and the loss of such key personnel could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Kei Wai Ting, our Chairman, President and Chief Executive Officer, and Qi Xiong Ding, our Director and General Manager. The loss of any of their services could have a material adverse effect on us. We have not executed employment agreements with these persons and do not carry key-person life insurance on either of them.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority stockholders to effect certain corporate actions.

Kei Wai Ting, our Chairman and CEO, beneficially owns 55.4% of our issued and outstanding common stock and has the ability to influence control of our operations and all matters submitted to the stockholders for approval, including election of our board of directors, removal of any director, amendment of our articles of incorporation or bylaws, adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination, and authorization of proposed significant corporate transactions. Mr. Ting may have interests that are different from yours and may support proposals and actions with which you may disagree or which are not in your interests. In addition, Mr. Ting could use his voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our Company, or support or reject other management and board proposals that are subject to stockholder approval, such as approvals of significant financing transactions. This concentration of ownership could delay or prevent a change in control of our Company or otherwise discourage a potential acquirer from attempting to obtain control of our Company, which in turn could reduce the price of our common stock.

Our management has limited experience in ensuring compliance with the regulatory requirements to which a public company is subject and, as a result, our costs of regulatory compliance may be greater than anticipated.

As a public company, we will be subject to numerous U.S. regulatory requirements, including the Sarbanes-Oxley Act of 2002 and regulations promulgated by the Securities and Exchange Commission, or SEC. If our securities are successfully listed or quoted on a national securities exchange or the OTCBB, we will also become subject to the additional listing requirements of such national securities exchange or the requirements of the OTCBB. Our management team has limited experience with operating as a public company and ensuring compliance with applicable regulations. We will be required to retain additional personnel and engage legal, accounting, investor relations and other professional assistance to ensure timely continued compliance with such regulatory requirements, including the internal controls assessment, reporting and auditor attestation required under Section 404 of the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could adversely affect the price of our securities, results of operations, cash flow and financial condition.

Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 may adversely affect our stock price and businesses.

Section 404 of the Sarbanes-Oxley Act of 2002 requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting and an attestation report by the Company’s independent auditors on internal controls over financial reporting. Our management will be required to report on the operating effectiveness of our internal controls over financial reporting for the fiscal year ended June 30 in the fiscal year after the fiscal year in which this registration statement is declared effective. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with the fiscal year ending June 30, 2011. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.

If we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Risks Related to the Market for our Stock

There is no active public trading market for shares of our common stock and, together with state Blue Sky laws, our security holders may experience difficulty in reselling their securities.

There is currently no active public trading market for shares of our common stock. We intend to register our common stock for quotation on the OTCBB or a national securities exchange after the effective date of our registration statement. There is no assurance that our shares will be approved for quotation or listing by the OTCBB or a national securities exchange. Even if our securities are approved for quotation or listing, there is no assurance that an active public market of our securities will develop or be sustained. The development and sustainability of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. Investments in securities trading on the OTCBB are generally less liquid than investments in securities trading on a national securities exchange. The failure of our shares to be approved for trading on a national securities exchange may limit the trading activity of our common stock and adversely impact the liquidity of an investment in our common stock.

Holders of our shares of common stock and persons who desire to purchase them in any trading market that may develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having our securities available for trading on the OTCBB, investors should consider any secondary market for the Company’s securities to be a limited one. We may seek coverage and publication of information regarding the company in an accepted publication which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s (Mergent’s) Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, New York, Pennsylvania, Tennessee and Virginia. There is no assurance that obtaining a manual exemption will significantly increase the ability of our stockholders to resell their securities.

If our common stock is deemed to be a “penny stock,” our investors may experience greater difficulties in selling their shares due suitability requirements. Low-priced stocks are sometimes the subject of fraud and abuse.

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions, such as if the issuer of the security has net tangible assets in excess of $2,000,000 or average revenue of at least $6,000,000 over the last three years. Our net tangible assets as of June 30, 2009 exceeded $2,000,000 and our average revenue was at least $6,000,000 over the last three years. Accordingly, we do not anticipate that our stock will become a “penny stock.” There is no assurance, however, that our securities will not be designated as a “penny stock” in the future. Even if our common stock is exempt from rules governing penny stocks, we would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Designation as a “penny stock” requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, furnish the customer a document describing the risks of investing in penny stocks and send monthly account statements showing the market value of each penny stock held in the customer’s account. These rules may restrict the ability of brokers or dealers to sell penny stocks.

Sales of outstanding shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly, even if our business is doing well.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that these sales may occur, the market price of our common stock could decline. Upon the completion of this offering, we will have 40,490,000 shares of common stock outstanding. All of the shares offered under this registration statement will be freely tradable without restriction or further registration under the federal securities laws, unless purchased by our affiliates. The remaining shares of our common stock outstanding after this offering will be restricted as a result of securities laws. These remaining shares will generally become available for sale in the public market as follows:

•	13,600,000 restricted shares will be eligible for sale subject to limitations on shares held by non-affiliates under Rule 144; and
•	22,444,000 shares will be eligible for sale subject to the limitations on shares held by affiliates under Rule 144(b)(2).

These sales also may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Because we do not intend to pay cash dividends, investors will likely have to sell their shares in order to realize their investment.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders or otherwise may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that our board of directors decides is relevant. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement may contain forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, all statements other than statements of historical facts contained in this prospectus, including, but not limited to, statements regarding our future financial position, statements regarding our business strategy, and plans and objectives for future operations, are forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. We operate in a very competitive and rapidly changing environment. Any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE
The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.   Prior to this offering, there has been no market for our securities.   In order to assure that selling stockholders will offer their shares at $0. 05 per share until our shares are quoted on the OTCBB, we will notify our stockholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTCBB without proof of the selling price.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board deems relevant.

DILUTION

All securities being registered for resale pursuant to this registration statement are being registered on behalf of our selling stockholders. We are not offering any securities pursuant to this registration statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those previously discussed above in the section entitled “Risk Factors.” We report results on a fiscal year ending June 30.

Currency and exchange rate

Unless otherwise noted, all currency figures quoted as “U.S. dollars”, “dollars” or “$” refer to the legal currency of the United States. References to “renminbi” or “RMB” are to the Renminbi Yuan, the legal currency of China. Throughout this prospectus, assets and liabilities of the Company’s subsidiaries are translated into U.S. dollars using the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

Overview

We manufacture, distribute and sell fiber, filament and other products derived from raw materials consisting of petroleum and other hydrocarbons. Through our subsidiaries and business partners in China, we manufacture and sell the following petrochemical-based products:

•	Polypropylene fiber/filament yarn and polypropylene non-woven fabric products,
•	Recycled polypropylene chips, and
•	Cyclohexanone ( trial run commenced July 2010)

Polypropylene fiber/filament yarn and polypropylene non-woven fabrics have broad market applications, including as automotive fabrics, suitcase ribbon, shoe ribbon, floor coverings, home furnishings, construction reinforcement and apparel. Cyclohexanone is a petrochemical product that is normally a liquid at room temperature. Cyclohexanone has broad applications as an industrial solvent and as a precursor in the manufacturing of nylon, certain resins, insecticides, herbicides, paints, varnish, polishes, degreasers and pharmaceuticals.

The following table shows sales of polypropylene fiber/filament yarn and polypropylene non-woven fabric as a percentage of our net revenue for various periods:

	Sales as percentage of net revenue
Name	Fiscal year ended June 30, 2007	Fiscal year ended June 30, 2008	Fiscal year ended June 30, 2009	Nine months ended March 31, 2010
Polypropylene fiber/filament yarn	36%	36%	34%	33%
Polypropylene non-woven fabric	64%	64%	66%	67%

Results of Operations

Comparison of nine months ended March 31, 2010 and nine months ended March 31, 2009

The following table compares our results of operations for the nine months ended March 31, 2010 to the nine months ended March 31, 2009.

	For the Nine Months Ended March 31,		$	%	Percent of Revenue
	2010	2009	Change	Change	2010	2009

Revenues	$38,827,045	$43,743,558	$(4,916,513)	(11.2)	100.0%	100.0%
Cost of goods sold	33,569,715	37,702,451	(4,132,736)	(11.0)	86.5%	86.2%
Gross profit	5,257,330	6,041,107	(783,777)	(13.0)	13.5%	13.8%
Selling, general and administrative expenses	1,285,008	803,776	481,232	59.9	3.3%	1.8%
Other income (expense)	(44,051)	(48,565)	4,514	(9.3)	-0.1%	-0.1%
Income tax expense	243,283	74,315	168,968	227.4	0.63%	0.17%
Net income (loss)	3,684,988	5,114,451	(1,429,463)	(27.9)	9.5%	11.7%

NetRevenue. We generated net revenue of $38,827,045 for the nine months ended March 31, 2010, a decrease of 4,916,513 or 11.2%, compared to $43,743,558 for the nine months ended March 31, 2009. The decrease in revenue is primarily attributable to the global economic slowdown and the delayed effect that it has had on our customers. Our chemical products are intermediate products which become a component of our customer’s finished products. As demand for finished product drops, demand for our products also declines.

Gross Profit. We achieved a gross profit of $5,257,330 for the nine months ended March 31, 2010, a decrease of $783,777 or 13.0%, compared to $6,041,107 for the nine months ended March 31, 2009. The decrease in gross profit was primarily attributable to the overall decrease in our sales. Gross margin (gross profit as a percentage of revenue) was 13.5% for the nine months ended March 31, 2010, compared to 13.8% for the nine months ended March 31, 2009.

Selling, General and Administrative Expenses (“SG&A”). We incurred SG&A expenses of $1,285,008 for the nine months ended March 31, 2010, an increase of $481,232 or 59.9%, compared to $803,776 for the nine months ended March 31, 2009. The increase in SG&A is primarily attributable to the loss on disposal of fixed assets of $481,141 for the nine months ended March 31, 2010 compared to $0 for the nine months ended March 31, 2009. SG&A as a percentage of revenue was 3.3% and 1.8% for the nine months ended March 31, 2010 and 2009, respectively.

Other income (Expense). We incurred other expenses of $44,051 for the nine months ended March 31, 2010, a decrease of $4,514 or 9.3%, compared to $48,565 for the nine months ended March 31, 2009.

Income tax expense. We incurred income tax expense of $243,283 for the nine months ended March 31, 2010, an increase of $168,968 or 227.4%, compared to $74,315 for the nine months ended March 31, 2009. Tax expense as a percentage of income before tax was 6.2% and 1.4% for the nine months ended March 31, 2010 and 2009, respectively. The increase in tax expense as a percentage of income before tax is due to a profit tax provision.  We are currently enjoying reduced tax rates due to a tax holiday applicable to our subsidiary Dong Xiang which will expire on December 31, 2010. After that date, the income tax rate applicable to our consolidated net income is expected to be  25%.

Comparison of fiscal year ended June 30, 2009 and fiscal year ended June 30, 2008

The following table compares our results of operations for the fiscal year ended June 30, 2009 to the fiscal year ended June 30, 2008:

	For the Year Ended June 30,		$	%
	2009	2008	Change	Change
Net Revenue	$57,752,191	$45,460,581	$12,291,610	27.0
Cost of goods sold	49,712,295	39,342,014	10,370,281	26.4
Gross profit	8,039,896	6,118,567	1,921,329	31.4
Selling, general and administrative expenses	1,154,651	846,797	307,854	36.4
Other income (expense)	(167,973)	(296,678)	128,705	(43.4)
Income tax expense	114,724	79,830	34,894	43.7
Net income	6,602,548	4,895,262	1,707,286	34.9

Net   Revenue.   We generated net revenue of $57,752,191 for the fiscal year ended June 30, 2009, an increase of 12,291,610 or 27.0%, compared to $45,460,581 for the fiscal year ended June 30, 2008.   The increase in revenue is primarily attributable to increased demand for our products.   We were able to increase sales to current customers and increase our customer base.

Gross Profit. We achieved a gross profit of $8,039,896 for the fiscal year ended June 30, 2009, an increase of $1,921,329 or 31.4%, compared to $6,118,567 for the fiscal year ended June 30, 2008. The increase in gross profit was primarily attributable to the increase in our sales. Gross margin (gross profit as a percentage of revenue), was 13.9% for the fiscal year ended June 30, 2009, compared to 13.5% for the fiscal year ended June 30, 2008. The gross margin remained the consistent as our product mix remained consistent.

Selling, General and Administrative Expenses (“SG&A”). We incurred SG&A expenses of $1,154,651 for the fiscal year ended June 30, 2009, an increase of $307,854 or 36.4%, compared to $846,797 for the fiscal year ended June 30, 2008. The increase in SG&A is primarily attributable to audit fees of approximately $150,000 and water and electricity of approximately $111,000. During 2009, we incurred audit fees of approximately $150,000 for the audit of our 2007, 2008 and 2009 fiscal years. We did not incur audit fees during fiscal 2008. Also, during fiscal 2009, we stopped production for approximately one month to perform repair and maintenance, and during this period we recorded water and electricity expense to SG&A. SG&A as a percentage of revenue was 2.0% and 1.9% for the fiscal years ended June 30, 2009 and 2008, respectively.

Other income (Expense). We incurred other expenses of $(167,973) for the fiscal year ended June 30, 2009, a decrease of $128,705 or 43.4%, compared to $(296,678) for the fiscal year ended June 30, 2008. The decrease is because we repaid down our short-term borrowings in November and December 2008.

Income tax expense. We incurred income tax expenses of $114,724 for the fiscal year ended June 30, 2009, an increase of $34,894 or 43.7%, compared to $79,830 for the fiscal year ended June 30, 2008. The increase is due to the increase in our profit. Tax expense as a percentage of profit before income tax was 1.7% and 1.6% for the fiscal years ended June 30, 2009 and 2008, respectively. We are currently enjoying reduced tax rates due to a tax holiday which will expire on December 31, 2010. After that date, the income tax rate applicable to our consolidated net income is expected to be 25%.

Comparison of fiscal year ended June 30, 2008 and fiscal year ended June 30, 2007

The following table compares our   results of operations for the fiscal year ended June 30, 2008 to the fiscal year ended June 30, 2007:

	For the Year Ended June 30,		$	%
	2008	2007	Change	Change
Net Revenue	$45,460,581	$34,347,098	$11,113,483	32.4
Cost of goods sold	39,342,014	30,917,717	8,424,297	27.3
Gross profit	6,118,567	3,429,381	2,689,186	78.4
Selling, general and administrative expenses	846,797	686,927	159,870	23.3
Other income (expense)	(296,678)	(278,870)	(17,808)	6.4
Income tax expense	79,830	73,457	6,373	8.7
Net income	4,895,262	2,390,127	2,505,135	104.8

Net   Revenue.   We generated net revenue of $45,460,581 for the fiscal year ended June 30, 2008, an increase of $ 11,113,483 or 32.4%, compared to $34,347,098 for the fiscal year ended June 30, 2007.   The increase in revenue is primarily attributable to increased demand for our products.   We were able to increase sales to current customers and increase our customer base.

Gross Profit. We achieved a gross profit of $6,118,567 for the fiscal year ended June 30, 2008, an increase of $2,689,186 or 78.4%, compared to $3,429,381 for the fiscal year ended June 30, 2007. The increase in gross profit was primarily attributable to the increase in our sales. Gross margin (gross profit as a percentage of revenue), was 13.5% for the fiscal year ended June 30, 2008, compared to 10.0% for the fiscal year ended June 30, 2007. The gross margin increased as the cost of raw materials decreased slightly during 2008.

Selling, General and Administrative Expenses (“SG&A”). We incurred SG&A expenses of $846,797 for the fiscal year ended June 30, 2008, an increase of $159,870 or 23.27%, compared to $686,927 for the fiscal year ended June 30, 2007. The increase in SG&A is due to the increase in our overall business. SG&A as a percentage of revenue was 1.9% and 2.0% for the fiscal years ended June 30, 2008 and 2007, respectively.

Other income (Expense). We incurred other expenses of $(296,678) for the fiscal year ended June 30, 2008, an increase of $17,808 or 6.4%, compared to $(278,870) for the fiscal year ended June 30, 2007. The change is not significant.

Income tax expense. We incurred income tax expenses of $79,830 for the fiscal year ended June 30, 2008, an increase of $6,373 or (8.7)%, compared to $73,457 for the fiscal year ended June 30, 2007. The increase is due to the increase in our profit. Tax expense as a percentage of profit before income tax was 1.6% and 3.0% for the fiscal years ended June 30, 2008 and 2007, respectively. We are currently enjoying reduced tax rates due to a tax holiday which will expire on December 31, 2010. After that date, the income tax rate applicable to our consolidated net income is expected to be 25%.

Liquidity and Capital Resources

Included in current liabilities is an advance from a related party, Mr. Kei Wai Ting , a director of the Company, of $ 1,715,673 and $12,237,910 at March 31, 2010 and June 30, 2009, respectively, reflecting payments made on behalf of the Company to purchase plant and equipment.   The advance is interest-free and has no fixed repayment term.   During the nine months ended March 31, 2010 , we repaid $ 10,586,764 of this amount to Mr. Ting.   The payment was funded primarily from the collection of accounts receivable and net income earned during the period .

In September 2009, we borrowed $1,462, 822 from China Construction Bank.   The short term borrowing carries an interest rate of 5.841% per annum, payable monthly, and is due on September 14, 2010.   The borrowing supports our working capital needs for the production of polypropylene fiber/filament yarn and non-woven fabric.

As of March 31, 2010 , we had working capital of $ 1,785,658 compared to a working capital deficit of $2,512,026 as of June 30, 2009.

For the nine months ended March 31, 2010, our net cash provided by operating activities was $12,927,264 , consisting primarily of net income of $ 3,684,988 , a decrease in accounts receivable of $ 4,521,984 , a decrease in inventory of $ 975,805, and an increase in accounts payable of $ 2,609,337, adjusted for non-cash transactions consisting of depreciation of $1,435,896 and loss on disposal of plant and equipment of $481,141, and offset primarily by increase in other receivables and prepayments of $706,080.

For the nine months ended March 31, 2009, our net cash provided by operating activities was $4,523,850, which consisted primarily of net income of $5,114,451, and a decrease in accounts receivable of $3,625,319, adjusted for non-cash transactions consisting of depreciation of $1,199,331, and offset by an increase in other receivables and prepayments of $2,369,432, decrease in accounts payable and advances from customers of $1,384,080 and $1,717,157, respectively.

For the nine months ended March 31, 2010, we had net cash used in investing activities of $ 1,484,742 which consisted primarily of $ 812,001 for purchase of plant and equipment, $438, 744 as a change in restricted cash and $1, 111,485 as payments to investment in an unconsolidated affiliate.

For the nine months ended March 31, 2009 , we had net cash used in investing activities of $325,179, consisting of purchases of plant and equipment.

For the nine months ended March 31, 2010 , we had net cash used in financing activities of $ 10,684,218, consisting of repayment of advances to a director, Mr. Kei Wai Ting , of $ 10,586,764 , advances to related parties of $ 1,559,934, and proceeds from short-term borrowings of $1,462,480 .

For the nine months ended March 31, 2009, we had net cash used in financing activities of $4,538,303, consisting of repayment of short-term borrowings and repayment to a director, Mr. Kei Wai Ting, of $1,459,654 and $3,550,836, respectively, and advances from related parties of $472,187 .

Off-Balance Sheet Arrangements

We have no outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any.   We have identified certain accounting policies that are significant to the preparation of our financial statements.   These accounting policies are important for an understanding of our financial condition and results of operations.   Critical accounting policies are those that are most important to the presentation of our financial condition and results of operations and require management’s subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.   Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.   We believe the following accounting policies are critical in the preparation of our financial statements.

Use of Estimates.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Variable interest entity

The Company’s operating subsidiary, Dong Xiang, operates the trading of synthetic fiber products in the PRC through its variable interest entity, Fabric Shop. Fabric Shop was established as a sole-proprietorship on March 17, 2005 and engaged in trading of synthetic fiber products in the PRC.

On January 16, 2006, a series of agreements were entered into among Dong Xiang, Fabric Shop and the owner of the Fabric Shop, Ms. Xiuqi Ding, providing Dong Xiang the ability to control Fabric Shop, including its financial interest as described below:

1.	Exclusive Option Agreement – Dong Xiang has the option to purchase all of Fabric Shop’s assets and ownership at any time to the extent permitted under China law.

2.
Business Operating Agreement and Exclusive Consulting Services Agreement – Under this agreement, Dong Xiang was appointed as the exclusive service provider to provide business support and related consulting services. Fabric Shop has agreed to pay the consulting and service fee, which equals 100% of its net profits, to Dong Xiang.

3.	Equity Pledge Agreement – Fabric Shop agreed to pledge its legal interest to Dong Xiang as security for the obligations of Fabric Shop under the exclusive consulting services agreement.

4.	Voting Right Proxy Agreement – Fabric Shop granted Dong Xiang the right to exercise its voting and other stockholder’s right.

With the above agreements, Dong Xiang demonstrated its ability to control Fabric Shop as its primary beneficiary, and the operating results of the VIE were included in the consolidated financial statements of the Company for the six months ended December 31, 2009 and 2008.

Impairment of Long-Lived Assets.

We review the carrying value of long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. We assess recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Revenue Recognition

In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, we recognize revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

(a)	Sales of products

Revenue from the sale of synthetic fibers products is recognized when the products are delivered to and received by customers, collectibility is reasonably assured and the prices are fixed and determinable. Revenue represents the invoiced value of goods, net of value-added tax (VAT). Some of our products which are sold in the PRC locally are subject to VAT, which is levied at a rate ranging from 3% to 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales, and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales. The Company is required to remit VAT collected to the tax authority, but may deduct VAT it has paid on eligible purchases.

(b)	Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

Fair Value Measurements

For certain of our financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. In addition, we have long-term debt with financial institutions. The carrying amounts of the line of credit and other long-term liabilities approximate their fair values based on current rates of interest for instruments with similar characteristics.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held us. ASC Topic 825, “Financial Instruments” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.
•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

We analyze all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

Income taxes.

We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. We provide a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently issued accounting pronouncements.

In September 2009, Accounting Standards Codification (“ASC”) became the source of authoritative U.S. GAAP recognized by the Financial Accounting Standards Board (“FASB”) for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for registrants. The discussion below includes the applicable ASC reference.

The Company adopted ASC Topic 810-10, “Consolidation” (formerly SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”) effective January 2, 2009. ASC Topic 810-10 changes the manner of presentation and related disclosures for the non-controlling interest in a subsidiary (formerly referred to as a minority interest) and for the deconsolidation of a subsidiary. The adoption of these sections did not have a material effect on the Company’s financial statements.

ASC Topic 815-10, “Derivatives and Hedging” (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”) was adopted by the Company effective January 2, 2009. The guidance under ASC Topic 815-10 changes the manner of presentation and related disclosures of the fair values of derivative instruments and their gains and losses.

In June 2009, the FASB finalized SFAS No. 167, “Amending FASB interpretation No. 46(R)”, which was included in ASC Topic 810-10-05 “Variable Interest Entities”. The provisions of ASC Topic 810-10-05 amend the definition of the primary beneficiary of a variable interest entity and will require the Company to make an assessment each reporting period of its variable interests. The provisions of this pronouncement are effective January 1, 2010. The Company is evaluating the impact of the statement on its financial statements.

In July 2009, the FASB issued SFAS No. 168, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 168 codified all previously issued accounting pronouncements, eliminating the prior hierarchy of accounting literature, in a single source for authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SFAS 168, now ASC Topic 105-10 “Generally Accepted Accounting Principles”, is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

In August 2009, the FASB issued an update of ASC Topic 820, “Measuring Liabilities at Fair Value ”. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using prescribed techniques. The Company adopted the new guidance in the third quarter of 2009, which did not have a material effect on the Company’s financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force)” which amends ASC 605-25, “Revenue Recognition: Multiple-Element Arrangements.” ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. This ASU will become effective for us for revenue arrangements entered into or materially modified on or after April 1, 2011. Earlier application is permitted with required transition disclosures based on the period of adoption. The Company is currently evaluating the application date and the impact of this standard on its financial statements.

In January 2010, the FASB issued an amendment to the fair value measurement and disclosure standard improving disclosures about fair value measurements. This amended guidance requires separate disclosure of significant transfers in and out of Levels 1 and 2 and the reasons for the transfers. The amended guidance also requires that in the Level 3 reconciliation, the information about purchases, sales, issuances and settlements be disclosed separately on a gross basis rather than as one net number. The guidance for the Level 1 and 2 disclosures was adopted on January 1, 2010, and did not have an impact on the consolidated financial position, results of operations or cash flows. The guidance for the activity in Level 3 disclosures is effective January 1, 2011, and will not have an impact on the consolidated financial position, results of operations or cash flows as the amended guidance provides only disclosure requirements.

In April 2010, the FASB issued ASU No. 2010-18 (ASU No. 2010-18), “Receivables (Topic 310): Effect of a Loan Modification When the Loan is Part of a Pool That Is Accounted for as a Single Asset-a consensus of the FASB Emerging Task Force”. The amendments in this Update are effective for modifications of loans accounted for within pools under ASC Topic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early application is permitted. The Company does not expect the provisions of ASU No. 2010-18 to have a material effect on its financial statements.

CORPORATE ORGANIZATION

China Chemical Holding Company, a Nevada corporation (also referred to as “we,” “us,” “Holding Company” or “the Company”), was formed on January 15, 2010 and holds all of the issued and outstanding equity securities of China Conservation Chemical Group (BVI) Company Limited, or CCCG.   Holding Company and CCCG have no material operations other than to serve as holding companies for our operating subsidiaries and our 19% equity interest in Petrochemical.   Our principal office is located at 2-12E Qingmeng Economic and Technology Development Zone, Quanzhou City, Fujian Province, and our telephone number is (86) 595-28999888.   Below is an organizational chart of the Company and its subsidiaries:

China Chemical Holding Company
(Nevada, USA)
"Holding Company"
China Conservation Chemical Group (BVI) Company Limited
(BVI)
"CCCG"
Tung Wah Chemical
(Hong Kong) Company Limited
(Hong Kong)
"TWC"
Tung Cheung Chemical (Hong Kong)
Company Limited
(Hong Kong)
"TCC"
China Chemical Recycling Company
Limited
(Hong Kong)
"CCR"
Quanzhou Donghua Chemical Fiber
Weaving Company Limited
(PRC)
"Dong Hua"
Quanzhou Dongxiang Chemical &
Light Industrial Textile Company
Limited (PRC)
"Dong Xiang"
Jiangsu Suqian Dongyuan Plastic Art
Company Limited
(PRC)
"Plastic Art"
Jinjiang Dong Yuan Fu Rong
Non-Woven
PP Fabric Shop (PRC)
"Fabric Shop"
Fujian Dongxin Petrochemical
Company Limited (PRC)
(19% equity interest)
"Petrochemical"

The following table provides further details about the entities listed in the organizational chart:

	Company name	Place and date of incorporation	Principal activities
1	China Chemical Holding Company (“Holding Company”)	Nevada January 15, 2010	Holds 100% equity interest in CCCG
2	China Conservation Chemical Group (BVI) Company Limited (“CCCG”)	British Virgin Islands (“BVI“) April 1, 2008	Holds 100% equity interest in TWC, TCC, and CCR
3	Tung Wah Chemical (Hong Kong) Company Limited (“TWC”)	Hong Kong April 2, 2008	Holds 90% equity interest in Dong Hua directly and 10% through Packaging Company
4	Tung Cheung Chemical (Hong Kong) Company Limited (“TCC”)	Hong Kong April 2, 2008	Holds 100% equity interest in Dong Xiang
5	China Chemical Recycling Company Limited (“CCR”)	Hong Kong April 2, 2008	Holds 100% equity interest in Plastic Art
6	Quanzhou Donghua Chemical Fiber Weaving Company Limited (“Dong Hua”)	People’s Republic of China January 19, 2001	Manufactures and sells polypropylene chemical fiber products
7	Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited (“Dong Xiang”)	People’s Republic of China January 16, 2006	Manufactures and sells polypropylene chemical fiber products
8	Jiangsu Suqian Dongyuan Plastic Art Co., Ltd. (“Plastic Art”)	People’s Republic of China December 16, 2008	Reclaims and recycles plastic waste products containing polypropylene
9	Jinjiang Dong Yuan Fu Rong Non-Woven PP Fabric Shop (“Fabric Shop”)	People’s Republic of China March 17, 2005	Sells and distributes non-woven polypropylene fabric in China
10	Fujian Dongxin Petrochemical Co., Ltd. (“Petrochemical”)	People’s Republic of China December 10, 2003	Manufactures and sells cyclohexanone ( expected fourth calendar quarter 2010)

The following summarizes the various transactions that were undertaken to establish our current holding company structure:

China Chemical Holding Company. China Chemical Holding Company was formed on January 15, 2010 as the holding company for CCCG. On May 12, 2010, the shareholders of CCCG contributed to Holding Company all of the equity securities of CCCG and received 40,000,000 shares of common stock of Holding Company, upon which CCCG became a wholly-owned subsidiary of Holding Company.

CCCG. On December 24, 2009, CCCG entered into a series of transfer agreements with TWC, TCC, and CCR and their stockholders, pursuant to which CCCG acquired all of the issued and outstanding equity securities of TWC, TCC and CCR as part of the reorganization of those companies into a holding company structure.

Tung Wah Chemical. On April 2, 2008, pursuant to the terms of a Sales and Purchase Agreement, TWC acquired 90% of the issued and outstanding securities of Dong Hua from Lung Fat, a sole proprietorship wholly-owned by Kei Wai Ting, our Chairman, President and Chief Executive Officer for cash equal to the net asset value of Dong Hua as of March 31, 2008. Concurrently therewith, TWC acquired the remaining 10% of the issued and outstanding securities of Dong Hua through a nominee shareholder arrangement with Quanzhou Hui Xiang Paper Packaging Company Limited, or Packaging Company, which is more fully described below. Packaging Company also granted TWC an exclusive option to purchase, to the extent permitted under Chinese law, its 10% equity interest in Dong Hua. Qi Xiong Ding, our director and General Manager, beneficially owns 60% of Packaging Company.

TWC and Packing Company are parties to a nominee shareholder agreement dated April 2, 2008, whereby Packing Company agreed to hold securities constituting 10% of Dong Hua in trust for the benefit of TWC. As the beneficiary of the Dong Hua securities, TWC is entitled, through Packing Company, to exercise all rights incident to ownership of the Dong Hua securities, including voting and dividend rights. TWC is subject to all liabilities associated with ownership of the Dong Hua securities, including future capital call obligations. TWC is generally entitled to replace Packing Company upon thirty days prior notice.

Tung Cheung Chemical. On April 2, 2008, pursuant to the terms of a Sales and Purchase Agreement, TCC acquired all of the issued and outstanding securities of Dong Xiang from Lung Fat, for cash equal to the net asset value of Dong Xiang as of March 31, 2008.

Petrochemical. Effective June 1, 2009, we acquired a 19% equity interest in Fujian Dongxin Petrochemical Company Limited, or Petrochemical, for RMB 23,750,000 or $3,469,787, through a nominee shareholder arrangement with Qi Xiong Ding. As of June 30, 2009, RMB 13,300,000, or $1,943,081, has been paid. The balance of RMB 10,450,000, or $1,526,706, is due on January 5, 2011.

Qi Xiong Ding, our director and General Manager, is a party to a nominee shareholder agreement dated January 1, 2009, whereby Qi Xiong Ding agreed to hold the equity interest in Petrochemical in trust for the benefit of our subsidiary, Dong Xiang. As the beneficiary of the Petrochemical securities, Dong Xiang is entitled, through Qi Xiong Ding, to exercise all rights incident to ownership of the Petrochemical securities, including voting and dividend rights. Dong Xiang is subject to all liabilities associated with ownership of the Petrochemical securities, including future capital call obligations. Dong Xiang is generally entitled to replace Qi Xiong Ding upon 30 days prior notice.

Plastic Art. On December 16, 2008, Plastic Art was registered as a limited liability company in Suqian City of Jiangsu Province with a registered share capital of HKD 5,000,000 or $645,161. Plastic Art is available to conduct the business of recycling and reclaiming plastic waste products, and was intended to become one of the suppliers of recycled polypropylene chips as raw material for the production of Dong Xiang. However, the market price of virgin polypropylene has been very competitive compared to recycled polypropylene, due to the collapse of crude oil price since late 2008. Therefore our business of recycling and reclamation has not yet commenced.

Fabric Shop. Fabric Shop is not owned directly by us, but instead is a sole-proprietorship beneficially owned by Xiu Qi Ding, or XQD. XQD is the sister of Kei Wai Ting, our Chairman, President and CEO, and Qi Wei Ding, our Director and General Manager. Fabric Shop is controlled by us through a series of agreements described below, and is therefore considered a variable interest entity of our subsidiary, Dong Xiang. Fabric Shop’s financial results are consolidated with the Company pursuant to the requirements of FASB Interpretation No. 46(R), or FIN 46R. Commencing July 2010, we expect that the business of Fabric Shop will cease due to the retirement of XQD.

On January 16, 2006, Dong Xiang entered into the following agreements with Fabric Shop and XQD, pursuant to which Dong Xiang acquired the operating and financial control of Fabric Shop.

1.
Consulting Services Agreement. Pursuant to a Consulting Services Agreement, Dong Xiang was retained on an exclusive basis to provide business support and related consulting services to Fabric Shop in consideration for 100% of Fabric Shop’s net profits on an annual basis. This agreement is terminable by the parties upon bankruptcy, dissolution and such other similar circumstances. Dong Xiang is entitled to terminate this agreement at any time in its discretion.

2.
Business Operating Agreement. Pursuant to a Business Operating Agreement, Dong Xiang is entitled to appoint and remove officers and directors of Fabric Shop. Dong Xiang also agreed, subject to certain conditions, to: (i) guarantee the performance of Fabric Shop under third party business agreements; (ii) provide loans to support Fabric Shop’s operational capital requirements; and (iii) provide guarantees to enable Fabric Shop to obtain third party loans. In return, Fabric Shop pledged its accounts receivable and assets to Dong Xiang. The agreement expires in January 2016, and may be extended or terminated exclusively by Dong Xiang upon thirty days prior written notice.

3.
Equity Pledge Agreement. Pursuant to an Equity Pledge Agreement, XQD pledged her interests in Fabric Shop to Dongxiang as security for the performance of Fabric Shop’s obligations under the Consulting Services Agreement. If Fabric Shop or XQD breaches their respective obligations, Dong Xiang will be entitled to certain rights, including the right to sell the pledged equity interests. This agreement expires two years after the fulfillment of Fabric Shop’s obligations under the Consulting Services Agreement.

4.
Exclusive Option Agreement. Pursuant to an Exclusive Option Agreement, XQD granted to Dong Xiang an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the ownership right or equity interest in Fabric Shop for the minimum amount of consideration permitted by applicable Chinese law. Dong Xiang may exercise this option in full or in part at its discretion. This agreement expires in January 2016.

5.
Voting Right Proxy Agreement. Pursuant to this agreement, XQD irrevocably granted Dong Xiang the right to exercise XQD’s voting and other rights, including the right to attend shareholders’ meetings, vote all ownership interests or equity shares held by XQD (whether at a shareholder meeting or by written consent) sell or transfer all or any of XQD’s equity interests in Fabric Shop, and appoint and vote for the directors and Chairman of Fabric Shop. This agreement may be terminated by joint consent of the parties or upon thirty days prior written notice from Dong Xiang.

As a result of the foregoing agreements, Dong Xiang acquired the ability to control Fabric Shop and became the primary beneficiary of Fabric Shop’s operations. As Dong Xiang’s variable interest entity, Fabric Shop’s financial statements have historically been included in our consolidated financial statements.

DESCRIPTION OF BUSINESS

Overview

We manufacture, distribute and sell chemical fiber, filament and other products derived from raw materials consisting of petroleum and other hydrocarbons. Through our subsidiaries and business partners in China, we manufacture and sell the following petrochemical-based products:

•	Polypropylene fiber/filament yarn and polypropylene non-woven fabric products,
•	Recycled polypropylene chips, and
•	Cyclohexanone ( trial run commenced July 2010)

Polypropylene fiber/filament yarn and polypropylene non-woven fabrics have broad market applications, including as automotive fabrics, suitcase ribbon, shoes ribbon, floor coverings, home furnishings, construction reinforcement and apparel. Cyclohexanone is a petrochemical product that is normally a liquid at room temperature. Cyclohexanone has broad applications as an industrial solvent and as a precursor in the manufacturing of nylon, certain resins, insecticides, herbicides, paints, varnish, polishes, degreasers and pharmaceuticals.

Our polypropylene chemical fiber business commenced operations in 2001 through our wholly-owned subsidiary Quanzhou Donghua Chemical Fiber Weaving Company Limited, or Dong Hua. In June 2008, upon expiration of the foreign enterprises preferential tax policies enjoyed by Dong Hua, Dong Hua transferred substantially all of its operating business to Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited, or Dong Xiang, which has continued this business. We believe that we are a leading manufacturer of polypropylene fiber/filament yarn in China based upon our production volume. In fiscal 2009, we believe that we accounted for approximately 4% of the polypropylene fiber/filament yarn produced in China. We also believe that we are a leading manufacturer of polypropylene non-woven fabric in Fujian province of China based upon our production volume. In 2009 we believe that we account for approximately 25% of the polypropylene non-woven fabric produced in Fujian province. Fujian province is the fifth largest production base of polypropylene non-woven fabric in China. In December 2008, Dong Hua was honored by the Fujian Provincial Government as “A Famous Brand Product Enterprise in Fujian Province”, and this award is valid through December 2011.

We plan to begin our plastic waste reclamation and recycling business in fiscal 2011 through our wholly-owned subsidiary Jiangsu Suqian Dongyuan Plastic Art Company Limited, or Plastic Art. Plastic Art plans to produce recycled polypropylene chips and will supply a portion of the raw materials required by our other subsidiaries, Dong Hua and Dong Xiang.

We also plan to begin producing cyclohexanone in the fourth calendar quarter of 2010 through Fujian Dongxin Petrochemical Company Limited, or Petrochemical.   In July 2010, Petrochemical started its trial run to calibrate the production lines. Through our subsidiary Dong Xiang, we entered into a nominee shareholder agreement dated January 1, 2009 under which Qi Xiong Ding, our Director and General Manager, agreed to hold the equity interest in Petrochemical in trust for the benefit of Dong Xiang.

Our polypropylene chemical fiber production facilities are located at 2-12E, Economic and Technology Development Zone in Quanzhou City, Fujian Province. Our cyclohexanone production facility is located at East of Coastal Avenue, Nanpu town, Quangang District, Quanzhou City, Fujian Province. Our plastic waste reclamation and recycling factory is located at No. 57 Fumin Avenue, Economic and Development Zone, Suqian City, Jiangsu Province.

We sell our polypropylene fiber chemical products to customers located in China and overseas by direct sale and through agents. Our customers include manufacturers of apparel, footwear, packaging, knitted straps, trunks and bags. During the fiscal years ended June 30, 2007, 2008 and 2009, sales to customers located in China accounted for 76%, 91% and 97%, respectively, of our net revenue.

Market Opportunity

China’s economy has grown rapidly since the “open door” economic reform initiated by the PRC government in the late 1970s. According to the National Bureau of Statistics of China, China’s gross domestic product, or GDP, grew at a compound annual growth rate, or CAGR, of 15.7% between 2006 and 2009, reaching RMB 33,535 billion in 2009 or $4,932 billion. China’s domestic consumption increased at a CAGR of 17.9% between 2006 and 2009, reaching RMB 12,534 billion in 2009, or $1,843 billion.

China’s synthetic fiber production has significantly expanded in recent years driven primarily by increased internal consumption within China. According to the National Bureau of Statistics of China, synthetic fiber production increased at a CAGR of 10.38% between 2006 and 2009, reaching 2.73 million tons in 2009.

The following table sets forth certain data relating to GDP, domestic consumption and synthetic fiber production of China for the calendar years indicated , according to the National Bureau of Statistics of China :

	Year				CAGR
	2006	2007	2008	2009	(2006-2009)
RMB (in billions)	21,631.4	26,581.0	31,404.5	33,535.3	15.74%
Domestic Consumption (in billion RMB)	7,641.0	8,921.0	10,848.8	12,534.3	17.94%
Synthetic Fiber Production (in million tons)	2.03	2.39	2.42	2.73	10.38%

Source: National Bureau of Statistics of China

Polypropylene Fiber/Filament Yarn Manufacturing Business

Polypropylene, or propylene, is a polymer with molecular formula (C3H6)X. It is light weight and resists moisture, oils and solvents. In recent years, polypropylene has become a significant replacement for traditional textiles, fabric and paper. According to the China Chemical Fiber Association, the polypropylene fiber industry in China produced 229,800 tons of polypropylene fiber in the first 11 months of 2009. Polypropylene fiber/filament yarn is a synthetic fiber with broad applications in the apparel, commercial, industrial, medical, healthcare and agricultural industries. It is used in the manufacture and production of non-woven fabrics, garments, garment embellishments, footwear, automotive fabrics, floor coverings, home furnishings, construction reinforcement, packaging, cigarette filters, floor coverings and disposable hygienic products, among other applications.

Our polypropylene fibers/filament yarn products are manufactured from virgin or recycled polypropylene chips. Virgin polypropylene chips will go through a one-step melt spinning process to produce fibers/filament yarn products. Recycled polypropylene chips may contain impurity and will need to go through a modified melt spinning process that is divided into two steps. In general, polypropylene chips are mixed with masterbatch to obtain the desired color. Materbatch is a concentrated mixture of pigments used to color raw polypropylene chips during the manufacturing process. The mixture is then melted at 270℃ and subsequently metered through various spinnerets, which have a number of holes to form polypropylene filament. The filaments are subsequently solidified by air quenching, and then stretched and twisted to form filament yarn suited for various spinning requirements of our customers. Scrap polypropylene filaments are recycled along our production line and go through the melt spinning process again.

We have production capacity for polypropylene fiber/filament yarn of approximately 19,000 tons annually. Our polypropylene fiber/filaments yarn are produced with a thickness ranging from 300 denier to 1800 denier. Denier is a unit of measure for the linear mass density of fibers, and one denier equals to 1 gram per 9,000 meters of filament. Polypropylene filaments are manufactured in accordance with the specifications of our customers in a desired range of denier and are offered in over 10,000 color options.

Sales of polypropylene fiber/filament yarn accounted for 36%, 36% and 34% of our net revenue for the fiscal years ended June 30, 2007, 2008 and 2009, respectively, and 33% of our net revenue during the nine months ended March 31, 2010 .

Non-Woven Polypropylene Fabric Manufacturing Business

The non-woven polypropylene fabric industry in China has experienced rapid growth in recent few years. According to The China Non-woven and Industrial Textile Association, the output of non-woven fabrics in China in 2009 was 1.05 million tons, representing an increase of 24% compared to 2008 output of 0.85 million tons. Spun bonding is the predominant method in the production of non-woven fabric. The output of spun-bonded non-woven fabric grew at a CAGR of 23.53% between 2006 and 2009, reaching 913,722 tons in 2009.

The following table set forth the data relating to the output of non-woven fabric using all methods and spun bonding for the calendar years indicated:

	Year				CAGR
	2006	2007	2008	2009	(2006-2009)
Actual Production (all production method, in tons)	533,081	697,194	847,329	1,050,592	25.38%
Actual Production (spun-bonded fabric, in tons)	484,701	612,339	728,979	913,722	23.53%

Source: China Non-woven and Industrial Textile Association

According to figures published by The Committee of Spun-bonded Non-woven Fabric of The China Non-woven and Industrial Textile Association, the production of non-woven fabric in Fujian Province increased at a CAGR of 19.14% between 2006 and 2009, reaching 58,300 tons in 2009. Fujian ranked as the fifth largest province in terms of production of non-woven fabric in the period from 2006 to 2009, with the exception of 2008 when it ranked sixth.

The following table set forth the data relating to production lines and actual annual production of non-woven fabric in Fujian Province for the calendar years indicated:

	Year				CAGR
	2006	2007	2008	2009	(2006-2009)
Production Lines (number)	26	30	34	37	12.48%
Actual Production (in tons)	34,500	45,150	52850	58,300	19.14%

Source: China Non-woven and Industrial Textile Association

We believe that the non-woven fabric market in China will remain strong and continue to grow in the future. Among other things, the General Office of the State Council of PRC ordered a ban on the production, sale and the use of plastic shopping bags with a thickness of less than 0.025 millimeter after June 1, 2008. Furthermore, all Chinese retailers, including supermarkets, department stores and groceries, are prohibited from providing free plastic shopping bags to customers on the same day. These regulations led to the closure of China’s largest plastic bag manufacturer, which had an annual output of 250,000 tons and a 60% share of the plastic bag market. We believe that these developments will encourage the use of shopping bags produced from non-woven fabrics derived from polypropylene, which are reusable and recyclable.

Our non-woven polypropylene fabrics are manufactured by spun bond technology using virgin or recycled polypropylene chips It is a process by which polypropylene chips are extruded together with color materbatch and spun into filament, laid on a collecting belt or web in a uniform random manner, then directly heat rolled and bonded to form non-woven fabrics. Scrap fabric can be recycled along our production line to go through the spun bond process again.

Our polypropylene non-woven fabric are used in following industries:

•	Packaging: Shopping bags, pockets, gift bags, trunks, bags, lining for trunks and bags and compound cement bags;
•	Traffic: Roadbed textile, waterproof curtain cloth, automotive fabric, filtering materials;
•	Footwear: footwear leather lining, footwear bags, footwear covers and compound materials;
•	Medical items: Protection clothes, operation clothes, masks, caps, sleeves, bed sheets, pillow covers;
•	Agricultural non-woven fabrics: Agricultural cloth, which preserves heat and protects crops from insects; and
•	Other consumer goods: disposable non-woven fabric articles such as tissue, slippers, sanitary bags, bed sheets, table cloths and pillow covers.

We have production capacity for polypropylene non-woven fabric of approximately 15,100 tons annually. We manufacture polypropylene non-woven fabric products that range from 15 grams per square meter to 250 grams per square meter by weight, and 1.0 meter to 3.2 meters by width. Polypropylene non-woven fabric are produced pursuant to the specifications of our customers and are offered in over 10,000 color options.

Sales of polypropylene non-woven fabric accounted for 64%,   64% and 66% of our net revenue for the fiscal years ended June 30, 2007, 2008 and 2009, respectively, and 67% of our net revenue during the nine months ended March 31, 2010 .

The following flowchart illustrates the manufacturing process of our polypropylene fiber/filament yarn and polypropylene non-woven fabric products.

Our production facility of polypropylene filber/filament yarn and polypropylene non-woven fabric are accredited with ISO 9001:2008 certification under Dong Xiang, and that certification is valid through August 2011. We have inspection points at various production stages to test our raw materials and finished products by random sampling. Our finished goods of polypropylene fiber/filament yarn polypropylene non-woven fabric are inspected and tested by applying an industrial standard of FZ/T54008-1999 and FZ/T64004-1993, respectively.

Subcontracting Production Capacity

We plan to lease part of our existing manufacturing capacity of polypropylene chemical fiber products out to third party subcontractors, which will perform the manufacturing of polypropylene chemical fiber products at our facilities. Third party subcontractors will be responsible for purchasing their own raw materials and distributing through their own sales channels. We will receive subcontracting services fees based on the items of finished goods produced under subcontracting. We plan to subcontract up to approximately 25% of our annual production of both polypropylene fiber/filament yarn and polypropylene non-woven fabric, and to maintain the remaining 75% production for our own production.

Recycling Business

Our designed capacity for polypropylene chip recycling is 3,500 tons annually. However our recycling operations have not yet commenced since the formation of Plastic Art due to the collapse of international crude oil price in late 2008. Due to the decline in oil prices, the market price of virgin polypropylene chips has been very competitive with recycled polypropylene. Since oil prices have recovered somewhat during 2010, we are waiting for the appropriate time to commence the recycling business. There can be no assurance that the market price of recycled plastic materials will remain lower than the cost of virgin petrochemical feed stocks in the future.

Cyclohexanone Business

In July 2010, we commenced a trial run to calibrate the production lines of cyclohexanone , and we plan to commence normal production in the fourth calendar quarter of 2010 through our 19% interest in Petrochemical. Petrochemical has a designed capacity of 60,000 tons of cyclohexanone annually, which is comparable to most of the existing cyclohexanone producers in China.

Cyclohexanone has a chemical formula of (CH2)5CO, and is manufactured from benzene. Cyclohexanone is a clear, highly flammable, mobile liquid with an acetone like odor. It is the main intermediate product used in the production of caprolactam and nylon 6,6. Nylon 6,6 is one of the most common synthetic materials used in the textile and plastic industries. These chemicals have broad applications in floor covering, automotive, apparel and other industries. Cyclohexanone can dissolve almost all kinds of paints, so it is also an important solvent and a diluting agent for paint and ink. Cyclohexanone derivatives can also be used for the synthesis of pharmaceuticals, dyes, herbicides, plant growth regulator, plasticizers, rubber chemicals, cycloamines and other organic compounds.

According to a feasibility study conducted by Petrochemical, the Company believes that annual demand for cyclohexanone in China will reach 605,000 tons in 2010.   Chinese production only accounts for 407,000 tons per year, or 67% of this demand.   In 2008, cyclohexanone consumption in China was attributed to the following industries:   60% to the production of caprolactam, 13.5% to the paint industry, 7.5% to the rubber industry and 19% to miscellaneous markets.   The Company believes that there are six primary cyclohexanone producers in China.
Business Strategy

We plan to focus on increasing our profitability, return on investment and shareholder value through the following business strategies:

Increase Cost Advantage and Productivity. We intend to invest in our infrastructure by replacing aging equipment in our production lines of polypropylene chemical fiber products and implementing newer production technologies to achieve greater operating efficiencies and increased production capacity. We intend to continue using best practices to reduce costs and increase equipment reliability.

Deliver Value-Added Solutions. We continually develop new coloring recipes to extend product properties and grades. We have internal color specialists who have developed over 10,000 color recipes for our products. All of the color recipes are reflected by a formula outlining the combination by weight of different basic color materbatch, and organized in a proprietary computerized database that can be retrieved and formulated easily. Our specialists are able to customize the color recipes from the database to meet the changing specifications of our customers and reduce our products’ time to market. We believe that our customers value our expertise, and we will continue to work with them to enhance the quality of our products.

Focused Business Investment. We intend to continue investing strategically in growth areas, including new production capacity and expanded sales network and product offerings. We plan to expand our internal sales network, establishing additional sales offices in key China provinces as necessary, and establish distribution arrangements with independent third party distributors to service areas not covered by our internal sales network. We recently expanded our petrochemical product offering through our investment in Petrochemical, which is capable of producing up to 60,000 tons of cyclohexanone annually. We expect to benefit from our investments and capacity expansion that enable us to meet increases in demand.

Future Acquisitions. We intend to continue to explore strategic acquisitions and investments in other companies where we can achieve market, cost and technology leadership over the long term. We also intend to continue to expand our product offerings to include synergistic products, such as alternative chemical fiber products and other products derived from cyclohexanone.

Increase Market Awareness of Our Brand. We believe that a positive and unique market identity for the Company and our products will serve to distinguish us from our competitors. We intend to increase awareness of the Company and its products through a combination of traditional advertising, promotional activities, attendance at industry exhibitions and online marketing methods.

Our Markets and Sales Network

Our polypropylene chemical fiber products are sold in China in Fujian, Guangdong, Zhejiang and Jiangsu provinces and overseas in Korea, Russia, India, Pakistan, Middle East, Morocco and the United States by our internal sales network and independent distributors. We also distribute part of our polypropylene fibers and polypropylene non-woven fabric product through Fabric Shop. Our internal sales network consists of 24 sales personnel located in Fujian Province, of which six sales personnel are focused on overseas markets. We also work with a number of independent third party distributors located in southern and eastern China. In fiscal years ended June 30 2007, 2008 and 2009, sales realized through third party distributors accounted for 72%, 76% and 57% of total sales, respectively. In addition, we also distribute our products through exhibitions, tradeshows and online marketplaces such as Alibaba.

We planned to sell cyclohexanone primarily in China through our internal sales network once production commences.

Our Customers

Our polypropylene fiber/filament yarn products and polypropylene non-woven fabrics products are sold primarily to large footwear, trunk, apparel and packaging companies that use polypropylene fiber/filament yarn and polypropylene non-woven fabrics in the manufacture of their products. We are not a party to any long-term agreements with our customers, who make purchases either by collecting cash on delivery of goods or from purchase orders on a net 30-day basis. We plan to sell cyclohexanone to end users either by direct sales or through agents.

During our fiscal years ended June 30, 2007, 2008 and 2009 and the nine months ended March 31, 2010 , no customers of our polypropylene fiber/filament yarn products or polypropylene non-woven fabrics products accounted for more than 10% of our net revenue.

Suppliers of Raw Materials

The primary raw materials used in the manufacture of our polypropylene fiber/filament yarn and non-woven fabric products are virgin and recycled polypropylene chips, as well as color masterbatch chips. We acquire polypropylene chips and color masterbatch chips from third parties solely through purchase orders which are payable on a net 20- or 30-day basis. We are not parties to long-term agreements with our suppliers, but we have developed long term business relationships with our top suppliers. We have a policy of maintaining, when available, multiple sources of supply for materials. We do not anticipate difficulties in locating alternative suppliers if needed. Currently, we purchase all the raw materials for our polypropylene chemical fiber products from third party suppliers.

The primary raw material for our reclamation and recycling business is plastic waste materials consisting of post-consumer polyester beverage bottles, post-industrial fiber waste, film waste and packaging resins that contain polypropylene. We plan to obtain plastic waste material from third parties once the recycling business commences.

The primary raw materials used in the synthesis of cyclohexanone are pure benzene, hydrogen and caustic soda. Our cyclohexanone facility plans to rely upon multiple sources of supply of raw material, except for pure benzene.

Although we have been able to obtain sufficient supplies of raw materials, there can be no assurance that unforeseen developments will not affect our raw material supply. Even if we have multiple sources of supply for a raw material, there can be no assurance that these sources can make up for the loss of a major supplier. Nor can there be any guarantee that profitability will not be affected should we be required to qualify additional sources of supply in the event of the loss of a sole supplier.

A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply/demand fundamentals change. Our production facilities rely on electricity for energy. We do not rely on derivative instruments, forward purchase contracts for commodity price hedging, long-term supply agreements, or multi-year purchasing and sales agreements to manage our exposure. Rather we seek stability in our raw material cost by increasing the capacity of our recycling plant to enable it to meet a greater portion of our raw material demands.

Competition and Market Position

Competition in the chemical fiber and industrial chemical industries is mostly fragmented but intense. In China, our competitors consist mainly of large manufacturers such as: (i) Guangdong Jieyang Yuehai Chemical Fiber Co., Ltd. and Quanzhou San Hong Chemical Fiber Co., Ltd. with respect to the polypropylene filament market; (ii) Guangzhou Xinhuilian Non-woven Fabric Co., Ltd., Guoqiao Industrial (Shenzhen) Co., Ltd. and Shangdong Weihai Non-Woven Fabric Co., Ltd. with respect to the polypropylene non-woven fabric market; and (iii) SINOPEC Baling Company, Shanding Hong Ye Petrochemical Limited and Juhua Group Corporation with respect to the cyclohexanone market. We also compete against producers of alternative non-woven fabrics, including nylons and knits. Our competitors are often local and foreign-invested enterprises in China and may have financial, technical, sales, marketing and other resources greater than ours. These companies also compete with us in recruiting and retaining highly qualified personnel and consultants.

Our competitive position will depend on our ability to attract and retain qualified engineers and other personnel, develop effective proprietary products and solutions, achieve economies of scale, develop and implement production and marketing plans, obtain and maintain protection of our intellectual property and secure adequate capital resources. We believe that we compete primarily on the basis of product quality, reliability, economies of scale, experienced and stable management and technical team, customer value and stability in supply and cost of raw materials. We believe that our geographic location near our major suppliers and customers is one of the factors that allow us to control our raw material and distribution costs. We believe that we compete favorably on the basis of these factors.

Regulatory Environment

Overview

China is transitioning from a planned economy to a market economy.   While the Chinese government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the Chinese economy is still operating under five-year plans and annual state plans.   Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the Chinese government exerts considerable direct and indirect influence on the economy.   Many of the economic reforms carried out by the Chinese government are unprecedented or experimental, and are expected to be refined and improved.   Other political, economic and social factors can also lead to further readjustment of such reforms.   This refining and readjustment process may not necessarily have a positive effect on our operations or future business development.   Our operating revenue may be reduced by changes in China’s economic and social conditions as well as by changes in the policies of the Chinese government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

China’s legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Environmental Regulations

We are subject to many general regulations governing business entities and their activities in China including industrial safety laws. We are not aware of any material violations of environmental permits, licenses or approvals that have been issued with respect to our operations or disposal of waste materials. The production of polypropylene chemical fiber products does not involve the use, storage, transportation and/or disposal of toxic and hazardous material. Our disposal of waste water, emission of waste air, chemical oxygen demand and noise comply with the standard set forth by the Environmental Protection Bureau of Quanzhou City. We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

The production and distribution of benzene which is used in the manufacture of cyclohexanone, involves the use, storage, transportation and disposal of toxic and hazardous materials, which is subject to national and local environmental laws and regulations, such as the Environmental Protection Law of China, which address, among other things, the following:

•	Emissions to the air, including noise;
•	Discharges to surface and subsurface waters;
•	Other releases into the environment;
•	Generation, handling, storage, transportation, treatment and disposal of waste materials;
•	Maintenance of safe conditions in the workplace; and
•	Production, handling, labeling or use of chemicals used or produced by us.

These environmental laws and regulations may require us to obtain various licenses, approvals and permits and remove or mitigate the effects of the disposal or release of chemical substances at various sites, if applicable. It is difficult to estimate the future costs of environmental protection and remediation because of many uncertainties, including uncertainties about the status of laws, regulations, and information related to individual locations and sites. Subject to the foregoing, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we believe that capital expenditures and remedial actions to comply with existing laws governing environmental protection will not have a material adverse effect on our business and financial results.

Regulation of Foreign Investment

As a wholly foreign owned enterprise, we are also subject to laws and regulations promulgated by the Chinese government applicable to foreign investment enterprises in China. In particular, we are subject to the foreign company provisions of the Company Law of China which govern the conduct of our wholly owned subsidiaries and their officers and directors.

While our intended projects and business activities do not currently violate any laws, changes in such laws and regulations that impose additional restrictions or requirements on us or on our potential customers may adversely affect our compliance costs, product pricing and availability and results of operations.

Intellectual Property

We attach great importance to protecting our investment in research and development, manufacturing and marketing. We intend to seek the widest possible protection for significant product and process developments in our major markets through a combination of trade secrets, trademarks, copyrights and patents, if applicable. We anticipate that the form of protection will vary depending upon the level of protection afforded by the particular jurisdiction. Currently, our revenue is derived principally from our operations in China where intellectual property protection may be limited and difficult to enforce. In such instances, we may seek protection of our intellectual property through trademarks and measures taken to increase the confidentiality of our findings.

We seek to register trademarks extensively as a means of protecting the brand names of our companies and products. We protect our trademarks vigorously against infringement and also seek to register design protection where appropriate. We have registered the trademark ‘Dongquan’ as shown below, which is used in connection with our polypropylene filament and polypropylene non-woven fabric products. The trademark registration was submitted throught our subsidiary Dong Xiang and accepted by Trademark Office of State Administration for Industry and Commerce of PRC on August 6, 2008.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. Our policy is to require some of our employees to execute confidentiality agreements upon the commencement of employment with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The agreements also provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Seasonality

We experience slow business activity during the months of June and July primarily due to the timing of our customers’ orders, which are typically placed prior to the end of the month of June. Customer activity typically resumes again in the immediately following August.

Insurance

We are subject to operating risks associated with chemical manufacturing and chemical fiber production, including the related storage, transportation and disposition of raw materials, products and wastes. These hazards include, among other things:

•	Over-heated raw material spilling from extrusion or spinnerets
•	Injuries casued by hot pressing roller and heat drum
•	pipeline and storage tank leaks and ruptures; and
•	explosions and fires

These operating risks can cause personal injury, property damage and environmental contamination, and may result in the shutdown of affected facilities and the imposition of civil or criminal penalties. The occurrence of any of these events may disrupt production and have a negative effect on the productivity and profitability of a particular manufacturing facility and our operating results and cash flows.

We maintain property, business interruption and casualty insurance which we believe is in accordance with customary industry practices, but we cannot predict whether this insurance will be adequate to fully cover all potential hazards incidental to our business.

Employees

As of March 31, 2010, we had 917 full-time employees in the following principal areas:

Operations – 833
Research and Development – 23
Administrative – 30
Sales – 24
Management – 7

All employees of the company are located in China. All full time employees are members of a trade union. We believe that we maintain good relationships with our employees, and have not experienced any strikes or shutdowns and have not been involved in any labor disputes.

DESCRIPTION OF PROPERTY

We currently lease approximately 18,506 square meters of facilities in China. Our principal locations, their purposes and the expiration dates for leases on facilities at those locations are shown in the table below.

Location	Purpose	Approximate Square Meters	Lease Expiration Date
Land 2-12E and F, Qingmeng Economy and Technology Development Zone, Quanzhou City, Fujian Province, China	Chemical fiber production facility, office building, warehouse and dormitory	16,906	June 30, 2012
No. 57, Fumin Avenue, Economy and Development Zone, Sujian, Jiangsu Province, China	Plastic waste reclamation and recycling facility	1,600	July 1, 2011
Land east of Coastal Avenue, Nanpu town, Quangang district, Quanzhou Province, China	Cyclohexanone facility	106,650	May 24, 2059 (through Petrochemical)

We have renewal options on all leases listed in the table above. Approximately 16,906 square meters of offices, plant buildings and warehouses that we use to produce polypropylene chemical fiber products are leased from Quanzhou Dong Yuan Computer Weave Wheat Company Limited, a related party of the company that is beneficially owned by Kei Wai Ting, our Chairman, President and Chief Executive Officer. We do not own any of the properties that we occupy.

We believe that our current facilities are adequate for our current needs. We intend to add new facilities or expand existing facilities as necessary to support future growth. We believe that suitable additional space will be available on commercially reasonable terms as needed to accommodate our operations.

LEGAL PROCEEDINGS

We are not a party to any legal or administrative proceedings that we believe, individually or in the aggregate, would be likely to have a material adverse effect on our financial condition or results of operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Prior to this offering, there has been no public market for our common stock. A regular trading market may not develop, or if developed, may not be sustained. A stockholder may not be able to resell his or her securities when such securities become eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Upon completion of this offering, we will have outstanding 40,490,000 shares of common stock. Of these shares, 4,446,000 shares of common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act unless these shares are held by persons who may be deemed to be our “affiliates,” as that term is defined in Rule 144 under the Securities Act who will be subject to the restrictions described below. An aggregate of 36,044,000 shares of our common stock held by our existing stockholders upon closing of this offering, of which 22,444,000 are held by Kei Wai Ting, our Chairman, President and Chief Executive Officer, will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if their resale is registered under the Securities Act or qualifies for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

Generally, the shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits common stock of an issuer that has been acquired by a person who is an affiliate of the issuer, or has been an affiliate of the issuer within the past three months, to be sold in an amount that does not exceed, during any three-month period, the greater of:

•	1.0% of the total number of shares of our common stock outstanding; or
•	the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period, notice requirements and the availability of current public information about us. An aggregate of 22,444,000 shares of our restricted common stock are owned by our affiliates.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are restricted securities for at least six months, will be entitled to freely sell such shares of stock subject to certain conditions including the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares under Rule 144 without regard to the current public information requirements of Rule 144. An aggregate of 13,600,000 shares of our restricted common stock are owned by non-affiliates of the Company.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Over-The-Counter Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made. We anticipate that after this registration statement is declared effective, it will take approximately two to eight weeks for FINRA to issue a trading symbol.

Holders

As of the date of this prospectus, we had 44 stockholders of record of our common stock.

Reports to Stockholders

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements, and other information with the SEC. At or prior to the effectiveness of this registration statement, we intend to file a registration statement on Form 8-A, which will subject us to the proxy rules of the SEC, short swing profits provisions and certain other requirements of the Exchange Act.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following sets forth the names of our executive officers and directors, their ages as of June 30 , 2010, and their current position and offices.

Name	Age	Position
Kei Wai Ting	53	Chairman of the Board, President and Chief Executive Officer
Qi Xiong Ding	50	Director, General Manager
Yi Bing Zhao	47	Director
Jian Jun Chen	47	Director
Cheng Zhi Xu	34	Director
Song Cong Lin	29	Chief Financial Officer
Conrad Yip	45	Secretary
Han Yu Wang	39	Chief Engineer

Management Biographies

The following biographies describe the business experience of each of our executive officers and directors.

Kei Wai Ting, age 53, has served as Chairman of our Board of Directors, President and Chief Executive Officer since inception. He is also the Chairman of the Board of Quanzhou Donghua Chemical Fiber Weaving Company Limited, our wholly owned subsidiary, since 2001 and Chairman of the Board of Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited, our wholly owned subsidiary, since 2006. From 1996 to 2000, Mr. Ding served as Chairman of the Board of Quanzhou Dongyuan Computer Weave Wheat Company Limited. Mr. Ding received his Diploma in Mechanical Engineering from Fujian Coal Industry Technical College (formerly Fujian Fuel College) in 1980.

Qi Xiong Ding, age 50 , has served as our Director and General Manager since inception. He is also the General Manager of Quanzhou Donghua Chemical Fiber Weaving Company Limited, our wholly owned subsidiary, since 2001 and General Manager of Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited, since 2006.   He is also the director of Fujian Dong Xin Petrochemical Company Limited, our non-affiliate investment, since 2009. Prior to joining the Company, Mr. Ding served as the General Manager of Quanzhou Dongyuan Computer Weave Wheat Company Limited. Mr. Ding received his Diploma in Argriculture from Quanzhou City Agriculture Technical College in 1982.

Yi Bing Zhao, age 47, has served as an independent Director and Chairman of the Audit Committee, Compensation Committee, and Nomination and Governance Committee since May 12, 2010. He joined the College of Chemistry and Chemical Engineering , Xiamen University since 1999 as Assistant Professior and was subsequently appointed as Professor in 2001. Mr. Zhao received his Doctor Degree in Science from Chemistry and Molecular Engineering College, Peking University, in 1990.

Jian Jun Chen, age 47 , has served as an independent Director and a member of the Audit Committee, Compensation Committee and Nomination and Governance Committee since May 12, 2010.   He has been the Financial Controller of Xtep (China) Limited since January 2008.   Prior to that time, he was the Financial Controller of Centron Telecom International Holdings Limited in the period from Jun 2006 to December 2007.   Mr. Chen has held an Accounting certificate in China since 1996, and also received a Masters Degree in Business Administration from Hong Kong International Business College in 2007.

  Cheng Zhi Xu, age 34, has served as an independent Director and member of the Audit Committee, Compensation Committee and Nomination and Governance Committee since May 12, 2010. Mr. Xu has been the Project Chief Engineer of CNOOC & Shell Petrochemicals Co. Ltd since December 2008. From January 2003 to December 2008, Mr. Xu served as Project Engineer / SINOPEC Guangzhou Branch. From July 1999 to Dec 2002, he served as Engineer of Funjian Water Conservancy and Water Power Engineering Bureau Co. Ltd. Mr. Xu received his Bachelors Degree from Xi’an University of Technology in 1999.

Song Cong Lin, age 29, has served as our Chief Financial Officer since inception and the Chief Financial Officer of Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited, our wholly owned subsidiary, since February 2007. Prior to joining the Company, Mr. Lin served as the Finance Manager, Deputy General Manager of Quanzhou Helun Weaving and Textile Company Limited since 2003. From 2000 to 2003, Mr. Lin served as a supervisor of Quanzhou Hongxing Accounting Firm. Mr. Lin received his Bachelor Degree in Economics from Xiamen University in 2001. He is a senior accountant accredited by International Profession Certification Association on November 2009 .

Conrad Yip, age 45, has served as our Secretary since inception. Prior to joining the Company, Mr. Yip served as the Chief Exeutive Officer of On Goal Limited, a financial consultancy firm based in China in the period April 2008 to March 2010. From February 2007 to March 2008 he is the director, President and Chief Executive Officer of Mobile Entertainment Inc, a game developer with an operating subsidiary in China. He also served as the company secretary of China World Trade Corp from May 2003 to April 2008. Mr. Yip received his Master of Law degree from Peking University in 1998 and his Bachelor of Science degree from Chinese University of Hong Kong in 1988.

Han Yu Wang, age 39, serves as our Chief Engineer. Mr. Wang joined the Company in January 2006 as a chemical engineer of Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited. He also became the Chief Engineer of Fujian Dongxin Petrochemical Company Limited, our non-affiliate investment, since 2009. Prior to joining the Company, Mr. Wang served as a factory director specializing in technology of No. 2 Chemicals Factory of Sinopec Baling Petrochemical Co., Ltd., since August 2001. From 1995 to 2001, Mr. Wang served as a Technology Officer of Nylon Factory of Sinopec Baling Petrochemical Co., Ltd. Mr. Wang received his Bachelor Degree in Chemistry from Hunan Xiangtan University in 1992.

Involvement in Certain Legal Proceedings

No executive officer or director has been involved in the last ten years in any of the following:

•
Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•
Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

•
Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

CORPORATE GOVERNANCE

Our board of directors is comprised of five directors, each of which will be elected annually at our annual meeting of stockholders. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. We may increase the size of our board of directors as we deem necessary to accommodate the growth of our business.

Board Meetings

Because the Company was formed in January 2010, the Board did not meet during the fiscal year ending June 30, 2009 , but expects to hold regular meetings.

Independent Directors

In determining the independence of its directors, the Board applies the independence standard applicable to companies with securities listed on the The Nasdaq Stock Market. Under this standard, the Board has determined that the following directors are independent: Jian Jun Chen, Yi Bing Zhao and Cheng Zhi Xu.

 Board Leadership Structure and Risk Oversight

Mr. Ting serves as the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Ting has extensive knowledge of and experience in our industry. He also has strong leadership skills. The Board believes that independent oversight of management is an important component of an effective board of directors.  The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, he is best positioned to chair regular Board meetings as we discuss key business and strategic issues. This combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

While the Board has the ultimate responsibility for overall risk oversight, each committee of the Board also has responsibility for particular areas of risk oversight. For example, the Audit Committee will focus on financial risk and internal controls. In addition, the Compensation Committee will evaluate and set compensation programs that encourage decision making predicated upon a level of risk consistent with our business strategy. The Compensation Committee will also review compensation and benefit plans affecting employees in addition to those applicable to executive officers. Finally, the Nominations and Governance Committee will oversee governance and succession risk, including Board and CEO succession, and evaluate director skills and qualifications to appoint particular directors to our standing committees based upon the needs of that committee. Each committee will make reports regarding their area of responsibility to the Board at the regularly scheduled Board meeting immediately following the committee meeting.

Board Committees

The Board has the following standing Committees: Compensation, Audit, and Nominations and Corporate Governance. The current members of each of these committees are comprised of our three independent directors, Jian Jun Chen, Yi Bing Zhao and Cheng Zhi Xu. The committees are newly formed and have not yet met. Prior to the formation of the committees, the full Board of Directors performed the functions of the Committees.

Compensation Committee. On May 13, 2010, the Board adopted a Compensation Committee Charter. According to its charter, the Compensation Committee consists of at least three members, each of whom shall be a non-employee director who has been determined by the Board to meet the independence requirements of NASDAQ or such other exchange on which the Company’s common stock is traded (NASDAQ if the Company’s common stock is traded on the OTCBB). We do not have a website containing a copy of the Compensation Committee Charter. The Compensation Committee Charter describes the primary functions of the Compensation Committee, including the following:

•
Establish and periodically review the Company’s compensation philosophy and the adequacy of the compensation plans and programs for senior executives and other employees of the Company and its subsidiaries;

•	Establish compensation arrangements and incentive goals for senior executives;
•	Review senior executive performance and award incentive compensation and adjust compensation arrangements as appropriate based upon performance;
•	Review and monitor management development and succession plans and activities;
•
Review and discuss with management the Compensation Discussion & Analysis (if required) and related disclosures to be included in the Company’s annual proxy statement or Form 10-K filed with the SEC; and

•	Prepare the Compensation Committee Report as required by the rules of the SEC.

Audit Committee.   On May 12 , 2010, the Board adopted an Audit Committee Charter.   According to its charter, the Audit Committee consists of at least three members, each of whom shall be a non-employee director who has been determined by the Board to meet the independence requirements of NASDAQ or such other exchange on which the Company’s common stock is traded (NASDAQ if the Company’s common stock is traded on the OTCBB), and also Rule 10A-3(b)(1) of the SEC, subject to the exemptions provided in Rule 10A-3(c).   Our Board has determined that Mr. Chen qualifies as an “audit committee financial expert” as defined by Item 407 of Regulation S-K.   We do not have a website containing a copy of the Audit Committee Charter.   The Audit Committee Charter describes the primary functions of the Audit Committee, including the following:

•	Oversee the Company’s accounting and financial reporting processes;
•	Oversee audits of the Company’s financial statements;
•	Discuss policies with respect to risk assessment and risk management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;
•
Review and discuss with management the Company’s audited financial statements and review with management and the Company’s independent registered public accounting firm the Company’s financial statements prior to the filing with the SEC of any report containing such financial statements.

•	Recommend to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the last fiscal year;
•
Meet separately, periodically, with management, with the Company’s internal auditors (or other personnel responsible for the internal audit function) and with the Company’s independent registered public accounting firm;

•
Be directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged to prepare or issue an audit report for the Company;

•	Take, or recommend that the Board take, appropriate action to oversee and ensure the independence of the Company’s independent registered public accounting firm; and
•	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s independent registered public accounting firm, internal auditors or management.

Nominations and Governance Committee. On May 13, 2010, the Board adopted a Nominations and Governance Committee Charter. According to its charter, the Nominations and Governance Committee consists of at least three members, each of whom shall be a non-employee director who has been determined by the Board to meet the independence requirements of NASDAQ or such other exchange on which the Company’s common stock is traded (NASDAQ if the Company’s common stock is traded on the OTCBB). We do not have a website containing a copy of the Compensation Committee Charter. The Corporate Governance and Nominating Committee Charter describes the primary functions of the Corporate Governance and Nominating Committee, including the following:

•	Select, or recommend for the Board’s selection, the individuals to stand for election as directors at the annual meeting of shareholders or, if applicable, a special meeting of shareholders;
•	Oversee the selection and composition of Committees of the Board and, as applicable, oversee management continuity planning processes; and
•	Oversee and maintain the corporate governance principles that apply to the Company, the Board and Committees of the Board.

 Family Relationships

Kei Wai Ting, our Chairman, President and Chief Executive Officer, is the brother of Qi Xiong Ding, our Director and General Manager; and Xiu Qi Ding, the sole proprietor of Fabric Shop. Except for the foregoing, there are no family relationships among our directors or executive officers.

Arrangements

There are no arrangements or understandings between an executive officer, director or nominee and any other person pursuant to which he was or is to be selected as an executive officer or director.

Stockholder Communications

Stockholders who wish to communicate with any or all members of the board of directors may write to them in care of the Corporate Secretary, China Chemical Holding Company, 2-12E Qingmeng Economic and Technology Development Zone, Quanzhou City, Fujian Province, People’s Republic of China. All such communications which raise issues of significant interest to all stockholders generally, as determined by the Company in consultation with counsel when appropriate, will be referred to the appropriate director or directors as specified in the communication.

Director Compensation

Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors or a committee of the board of directors. Directors are not otherwise currently entitled to receive any remuneration for service as a member of the board of directors or a committee of the board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of us other than services ordinarily required of a director. Other than compensation as an employee, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments, and there are no arrangements for compensation to be paid to directors in the future.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation program currently consists solely of cash compensation for the services provided. We do not currently have or provide, and do not currently have any plans to adopt or provide in the future, any bonus or other cash incentive awards, equity-based compensation, or retirement or other executive benefits or perquisites, other than health benefits. The board of directors, which includes our executive officers, will review and approve the compensation of our named executive officers and consultants and oversee and administer our executive compensation programs and initiatives, including for Kei Wai Ting and Qi Xiong Ding. As we gain experience as a public company, we expect that the specific direction, emphasis and components of executive compensation programs will continue to evolve. Factors that may influence our decision to change our compensation policies include the hiring of additional employees, our future revenue growth and profitability, the implementation of our business plan and strategy and increasing complexity of our business.

Until the recent formation of the Compensation Committee, the entire board of directors performed the function of a Compensation Committee. The directors determined the compensation of the Company’s executives by assessing the value of each of its executives and collectively determine the amount of compensation required to retain the services of the company’s executives. We base the amount of compensation for our executives on negotiations between us and the executive. We did not perform any formal third-party benchmarking or other market analysis with respect to the amount of such executive’s compensation

In approving compensation necessary to attract and retain our present executive officers, the board of directors concluded that the present annual salaries provided for our executive officers are reasonable considering their experience and unique skill sets. The objective of the executive compensation plan is to provide our executives with competitive remuneration for their skills such that we can retain our personnel for an extended period of time. We will review our executive compensation plans from time to time and take Company performance as well as general market conditions into account when implementing executive compensation plans.

Employment Agreements

None of our executive officers are subject to written employment agreements, but we may enter into such agreements with them in the future. The annual base salaries payable to our executive officers are equivalent to the 2009 salaries set forth in the Summary Compensation Table below, except that Mr. Conrad Yip, who recently joined the Company, receives a salary of $52,940 per year.

Summary Compensation Table

The table below sets forth all compensation awarded to, earned by, or paid to our Chief Executive Officer and our four most highly compensated executive officers, other than our Chief Executive Officer and Mr. Conrad Yip, who were serving as executive officers of the Company or its subsidiaries at the end of fiscal year 2009. Conrad Yip has served as our Secretary since January 15, 2010

No stock options or equity awards were issued to or held by our executive officers during fiscal year 2009. There were no pension benefit plans in effect during fiscal year 2009. There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect during fiscal year 2009.

Name and Principal Position	Year (1)	Salary ($) (1)	Bonus ($)	All other Compensation ($) (2)	Total ($) (1)
Kei Wai Ting (3) President and Chief Executive Officer	2009	20,294	0	0	20,294
	2008	20,294	0	0	20,294
	2007	20,294	0	0	20,294
Qi Xiong Ding (4) General Manager	2009	20,294	0	0	20,294
	2008	20,294	0	0	20,294
	2007	20,294	0	0	20,294
Song Cong Lin (5) Chief Financial Officer	2009	10,588	0	0	10,588
	2008	10,588	0	0	10,588
	2007	4,412	0	0	4,412
Conrad Yip (6) Secretary	2009	0	0	0	0
	2008	0	0	0	0
	2007	0	0	0	0
Han Yu Wang (7) Chief Engineer	2009	10,588	0	0	10,588
	2008	10,588	0	0	10,588
	2007	10,588	0	0	10,588

(1) The information is provided for each fiscal year which begins on July 1 and ends June 30. All compensation was paid in Renminbi and converted to U.S. dollars based upon an assumed exchange rate of 6.8 to 1.

(2) Under PRC law, full-time employees of the Company’s subsidiaries, Dong Hua and Dong Xiang in the PRC, are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. Dong Hua and Dong Xiang are required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $36,678 and $26,823 for the fiscal years ended June 30, 2009 and 2008, respectively.

(3) Kei Wai Ting has served as our President and Chief Executive Officer since January 15, 2010, and received compensation from our subsidiary Dong Xiang.

(4) Qi Xiong Ding has served as our General Manager and Director since January 15, 2010, and received compensation from our subsidiary Dong Xiang.

(5) Song Cong Lin has served as our Chief Financial Officer since January 15, 2010, and received compensation from our subsidiary Dong Xiang.

(6) Conrad Yip has served as our Secretary since January 15, 2010, and will receive compensation from our subsidiary Dong Xiang.

(7) Han Yu Wang was appointed our Chief Engineer on January 15, 2010, and received compensation from our subsidiary Dong Xiang.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30 , 2010, by (i) each of the named executive officers listed in the Summary Compensation Table; (ii) each of our directors; and (iii) all of our directors and executive officers as a group.   Other than Mr. Kei Wai Ting, there is no stockholder known by us to be the beneficial owner of more than 5% of our common stock.   On such date, we had 40,490,000 shares of common stock outstanding.

As used in the table below and elsewhere in this form, the term “beneficial ownership” with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the 60 days following June 30 , 2010.   Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 30 , 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws.

The address of each stockholder below is c/o China Chemical Holding Company, 2-12E Qingmeng Economic and Technology Development Zone, Quanzhou City, Fujian Province, People’s Republic of China.

Name	Shares of Common Stock	Percentage of Shares Beneficially Owned
Kei Wai Ting	22,444,000	55.43%
Qi Xiong Ding	0	0
Song Cong Lin	0	0
Conrad Yip	0	0
Han Yu Wang	0	0
Yi Bing Zhao	0	0
Jian Jun Chen	0	0
Cheng Zhi Xu	0	0
All executive officers and directors as a group (eight persons)	22,444,000	55.43%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 In addition to the executive and director compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since July 1, 2006 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest. Although we have not conducted such analysis, the terms of the transactions described below may not be as favorable to us as the terms obtainable from unrelated third parties.

On April 2, 2008, pursuant to the terms of a Sales and Purchase Agreement, TWC acquired 90% of the issued and outstanding securities of Dong Hua from Lung Fat, a sole proprietorship wholly-owned by Kei Wai Ting, our Chairman, President and Chief Executive Officer, for cash equal to the net asset value of Dong Hua as of March 31, 2008. Concurrently therewith, TWC acquired the remaining 10% of the issued and outstanding securities of Dong Hua through a nominee shareholder arrangement with Quanzhou Hui Xiang Paper Packaging Company Limited, or Packaging Company, which is more fully described below. Packaging Company also granted TWC an exclusive option to purchase, to the extent permitted under Chinese law, its 10% equity interest in Dong Hua. Qi Xiong Ding, our Director and General Manager, beneficially owns 60% of Packaging Company.

TWC and Packing Company are parties to a nominee shareholder agreement dated April 2, 2008, whereby Packing Company agreed to hold securities constituting 10% of Dong Hua in trust for the benefit of TWC. As the beneficiary of the Dong Hua securities, TWC is entitled, through Packing Company, to exercise all rights incident to ownership of the Dong Hua securities, including voting and dividend rights. TWC is subject to all liabilities associated with ownership of the Dong Hua securities, including future capital call obligations. TWC is generally entitled to replace Packing Company upon thirty days prior notice.

On April 2, 2008, pursuant to the terms of a Sales and Purchase Agreement, TCC acquired all of the issued and outstanding securities of Dong Xiang from Lung Fat, for cash equal to the net asset value of Dong Xiang as of March 31, 2008.

Included in current liabilities is advances due to Mr. Kei Wai Ting , a director of the Company, of $ $1,715,673 and $12,237,910 at March 31, 2010 and June 30, 2009, respectively, reflecting payment made on behalf of the Company to purchase plant and equipment.   The advances are interest-free and have no fixed repayment term.   During the nine months ended December 31, 2009, we repaid $ 10,586,764 to Mr. Ting.   The payment was funded primarily from the collections of accounts receivable and net income earned during the year .

DESCRIPTION OF SECURITIES

The following is a description of the material provisions of our capital stock, as well as other material terms of our Articles of Incorporation and Bylaws. We refer you to our Articles of Incorporation and to Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

We are authorized, subject to limitations prescribed by Nevada law, to issue up to 100,000,000 shares of common stock with a nominal par value of $.001.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Under our articles of incorporation, stockholders do not have the right to cumulate votes for the election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

We are authorized, subject to limitations prescribed by Nevada law, to issue up to 10,000,000 shares of preferred stock, with a par value of $0.001 per share. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Options

As of June 30 , 2010, we had no outstanding options to purchase shares of our common stock.

Anti-takeover Provisions

Some of the provisions of Nevada law, our articles of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Nevada Anti-Takeover Laws and Certain Articles and Bylaws Provisions

Provisions of Nevada law and our articles of incorporation and bylaws could make the following more difficult:
•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Our articles of incorporation or bylaws provide that:

•	no action shall be taken by our stockholders except at an annual or special meeting of our stockholders called in accordance with our bylaws and that our stockholders may not act by written consent;
•	our stockholders may not call special meetings of our stockholders or fill vacancies on our board of directors;
•	our board of directors may designate the terms of, and issue a new series of preferred stock with, voting or other rights without stockholder approval;
•
the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our bylaws or repeal the provisions of our restated certificate of incorporation regarding the fixing of the authorized number of directors, the election and removal of directors, indemnification of directors and the ability of stockholders to take action or call special meetings of stockholders;

•	a majority of the authorized number of directors will have the power to adopt, amend or repeal our bylaws without stockholder approval;
•	our stockholders may not cumulate votes in the election of directors;
•	directors can only be removed for cause by holders of at least a majority of the shares entitled to vote at an election of directors; and
•
we will indemnify directors and officers against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

These provisions of our articles of incorporation or bylaws may have the effect of delaying, deferring or discouraging another person or entity from acquiring control of us.

In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain Nevada corporations in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. These laws will apply to us if we conduct business in Nevada directly or indirectly through an affiliated corporation and have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada law also provides that if a person is the “beneficial owner” of 10% or more of the voting power of certain Nevada corporations, such person is an “interested stockholder” and may not engage in any “combination” with the corporation for a period of three years from the date such person first became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first became an interested stockholder. Another exception to this prohibition is if the combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting, no earlier than three years after the date that the person first became an interested stockholder. These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. We have not made such an election in our Articles of Incorporation.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of, the corporation.

Quotation on the Over-The-Counter Bulletin Board

We are applying to have our common stock quoted on the OTCBB.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Globex Transfer, LLC, located at 780 Deltona Boulevard, Suite 202, Deltona, FL 32725, with a telephone number of (386) 206-1133.

SELLING STOCKHOLDERS

Transactions with Selling Stockholders

The U.S. Reorganization. China Chemical Holding Company was formed on January 15, 2010. On May 12, 2010, the stockholders of CCCG contributed to Holding Company all of the equity securities of CCCG and received 40,000,000 shares of common stock of Holding Company, upon which CCCG became a wholly-owned subsidiary of Holding Company. Also on May 12, 2010, 31 individuals purchased 400,000 shares of our common stock at a per share price of $0.05.

The BVI Reorganization. On December 24, 2009, CCCG entered into a series of agreements with TWC, TCC, and CCR and their security holders. Pursuant to such agreements, CCCG acquired all of the issued and outstanding securities of TWC, TCC and CCR from their respective security holders in exchange for common stock of CCCG. Following the execution of such agreements, TWC, TCC and CCR became wholly-owned subsidiaries of CCCG.

Other Transactions

On April 2, 2008, TWC entered into a Sales and Purchase Agreement with Dong Hua and Lung Fat, its sole security holder. Pursuant to the Sales and Purchase Agreement, TWC acquired 90% of the issued and outstanding securities of Dong Hua from Lung Fat for cash equal to the net asset value of Dong Hua as of March 31, 2008. On April 2, 2008, TWC also entered into a nominee shareholder agreement with Quanzhou Hui Xiang Paper Packaging Company Limited, or Packaging Company. Concurrently therewith, TWC acquired the remaining 10% of the issued and outstanding securities of Dong Hua through a nominee shareholder arrangement with Quanzhou Hui Xiang Paper Packaging Company Limited, or Packaging Company. Packaging Company also granted TWC an exclusive option to purchase, to the extent permitted under Chinese law, its 10% equity interest in Dong Hua. Qi Xiong Ding, our director and General Manager, beneficially owns 60% of Packaging Company. Following execution of these agreements, Dong Hua became the wholly-owned subsidiary of TWC.

On April 2, 2008, TCC entered into a Sales and Purchase Agreement with Dong Xiang and its security holders. Pursuant to such Sales and Purchase Agreement, TCC acquired all of the issued and outstanding securities of Dong Xiang from its security holders in consideration equivalent to the net asset value as stipulated in the financial statement of Dong Xiang as of March 31, 2008. Following such purchase, Dong Xiang became the wholly-owned subsidiary of TCC.

Selling Stockholder Information

The following table sets forth, for each selling stockholder, the name, the number of shares of common stock beneficially owned as of May 15, 2010, the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock.

Other than the relationships described below, none of the selling stockholders are employees or suppliers of ours or our affiliates. Within the past three years, none of the selling stockholders has held a position as an officer or director of us, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, except that certain selling stockholders acquired shares of our common stock pursuant to the transactions described above and in the footnotes below. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.  Based on representations made to us by the selling stockholders, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Selling Stockholder	Shares beneficially owned before the offering	Percentage owned before offering (1)	Number of shares offered	Shares owned after the offering, assuming all shares sold	Percentage owned after the offering, assuming all shares sold (1)
Ado Ibraheim, Malik	10,000	*	10,000	0	*
Alden, Eric	5,000	*	5,000	0	*
Au Yeung Po Leung	20,000	*	20,000	0	*
Blakes, Jilian Elizabeth	5,000	*	5,000	0	*
Castro, Alfred	10,000	*	10,000	0	*
Chan Chung Yau, Brian	20,000	*	20,000	0	*
Chen, Meilien (2)	50,000	*	50,000	0	*
Cheng, Menghui	30,000	*	30,000	0	*
Colucci, Michelle	5,000	*	5,000	0	*
Eggleston, Frank H	5,000	*	5,000	0	*
Franco, Rosemary	5,000	*	5,000	0	*
Garcia, Steven	35,000	*	35,000	0	*
Gulf Asset Management, LLC (3)	1,968,000	4.9%	1,968,000	0	*
Hung Kwok Wa	20,000	*	20,000	0	*
Intrepid Capital, LLC (4)	1,988,000	4.9%	1,988,000	0	*
Kennedy, Nathan	15,000	*	15,000	0	*
Koerner, Sara	5 ,000	*	5 ,000	0	*
Leppilampi, Amila	5,000	*	5,000	0	*
Lin, Li	5,000	*	5,000	0	*
Lindo, Sandra	10 ,000	*	10 ,000	0	*
Newman, Sandra	10,000	*	10,000	0	*
McGuire, David	40,000	*	40,000	0	*
McGuire, Gerald	40,000	*	40,000	0	*
McElligott, Caroline	5,000	*	5,000	0	*
Meader, Michael	5,000	*	5,000	0	*
Moeller, Klaus	5,000	*	5,000	0	*
Pekerol, Mehmet C.	10,000	*	10,000	0	*
Pickard & Green CPAs (5)	15,000	*	15,000	0	*
Richard, Pina	5,000	*	5,000	0	*
Redfield, Richard	10,000	*	10,000	0	*
Reed Smith LLP (6)	40,000	*	40,000	0	*
Rennison, Paul	10,000	*	10,000	0	*
Riazi, Reza	20,000	*	20,000	0	*
Salazar, Susana	5,000	*	5,000	0	*
Yapundich, John	10,000	*	10,000	0	*
Total	4,446,000	11.0%	4,446,000	0	0%

* Less than one percent.
(1) All percentages are based on 40,490,000 shares of common stock issued and outstanding on May 15, 2010.

(2) Ms. Chen received the shares in exchange for legal services provided to the Company.

(3) The managing member of Gulf Asset Management, LLC is Parvin M. Riazi. Mr. Riazi disclaims beneficial ownership except to the extent of his pecuniary interest in the shares.

(4) The managing member of Intrepid Capital, LLC is Jeffrey Toghraie. Mr. Toghraie disclaims beneficial ownership except to the extent of his pecuniary interest in the shares.

(5) Pickard & Green CPAs received the shares in exchange for accounting services provided to the Company, none of which include the audit of our financial statements.

(6) Reed Smith LLP received the shares in exchange for legal services provided to the Company.

Blue Sky Compliance

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares.   Accordingly, even if we are successful in having our securities available for trading on the OTCBB, investors should consider any secondary market for our securities to be a limited one.   We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.   However, it is not enough for the security to be listed in a recognized manual.   The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.   We may not be able to secure a listing containing all of this information.   Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.   Most of the accepted manuals are those published in Standard and Poor’s, Moody’s (Mergent’s) Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals.   A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.   The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, New York, Tennessee, Pennsylvania and Virginia.

Information concerning additional selling stockholders not identified in this prospectus will be set forth in post-effective amendments from time to time, if and as required. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the shares of common stock (the “securities“) covered by this prospectus. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Prior to the quotation of the securities covered by this prospectus on the OTCBB, such securities will be offered at a price of $0. 05 per share.   After quotation on the OTCBB, the securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in the over-the-counter market;
•	in privately negotiated transactions;
•	through broker-dealers, who may act as agents or principals;
•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	directly to one or more purchasers;
•	through agents; or
•	in any combination of the above.

  In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.   Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;
•	ordinary brokerage transactions; or
•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

In addition to the above, each of the selling stockholders will be affected by the applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders or any such other person. We have instructed our selling stockholders that they may not purchase any of our securities while they are selling shares under this registration statement.

OTC Bulletin Board Considerations

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this prospectus, no filing has been made. We anticipate that after this registration statement is declared effective, it will take approximately two to eight weeks for FINRA to issue a trading symbol.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTCBB will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTCBB rather than on a national securities exchange such as NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with securities listed on a national securities exchange.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for securities listed on national securities exchanges.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under Nevada law or otherwise, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

Except as set forth below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, executive officer or employee.

Our legal counsel, Reed Smith LLP, received 40,000 shares of our common stock as a partial fee for their legal services in connection with the preparation and filing of this registration statement. Such fee was not contingent on the occurrence of any event. Reed Smith LLP owns no other shares of our Company.

EXPERTS

The audited consolidated balance sheets of China Chemical Holding Company and subsidiaries as of June 30, 2008 and 2009, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, have been included in this prospectus in reliance upon the report of ZYCPA Company Limited, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Reed Smith LLP, Los Angeles, California.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

 CHINA CHEMICAL HOLDING COMPANY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Chemical Holding Company

We have audited the accompanying consolidated balance sheets of China Chemical Holding Company and its subsidiaries (“the Company”) as of June 30, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, cash flows and changes in stockholders’ equity for each of the three years in the period ended June 30, 2009. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2009 and 2008 and the consolidated results of operations and cash flows for each of the three years in the period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ ZYCPA Company Limited

ZYCPA Company Limited
Certified Public Accountants

Hong Kong, China
May 17, 2010

CHINA CHEMICAL HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND 2008
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$361,994	$656,027
Restricted cash	438,289	-
Accounts receivable, net	7,142,921	5,219,132
Advances to suppliers	118,489	2,999,739
Inventories	3,141,028	3,268,705
Other receivables and prepayments	1,150,368	292,020
Total current assets	12,353,089	12,435,623

Non-current assets:
Investment in an unconsolidated affiliate, net	1,943,081	-
Advances to suppliers, non-current	1,072,058	1,288,328
Plant and equipment, net	8,096,614	6,581,769
TOTAL ASSETS	$23,464,842	$20,305,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$-	$1,455,223
Bill payable	438,289	-
Accounts payable, trade	330,057	317,875
Advances from customers	738,611	1,711,945
Amount due to a related party	449,839	-
Amount due to a director	12,237,910	14,541,897
Income tax payable	27,751	27,886
Accrued liabilities and other payables	642,658	381,620
Total current liabilities	14,865,115	18,436,446

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no share issued and outstanding as of June 30, 2009 and 2008	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 40,000,000 shares issued and outstanding as of June 30, 2009 and 2008	40,000	40,000
Additional paid-in capital	2,872,001	2,754,879
Statutory reserve	500,456	500,456
Accumulated other comprehensive income	219,125	208,342
Retained earnings (accumulated deficit)	4,968,145	(1,634,403)
Total stockholders’ equity	8,599,727	1,869,274

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,464,842	$20,305,720

See accompanying notes to consolidated financial statements.

CHINA CHEMICAL HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for the number of shares)

	Years ended June 30,
	2009	2008	2007

Revenue, net	$57,752,191	$45,460,581	$34,347,098

Cost of revenue (inclusive of depreciation)	(49,712,295)	(39,342,014)	(30,917,717)
Gross profit	8,039,896	6,118,567	3,429,381

Operating expenses:
Sales and marketing	(38,565)	(47,131)	(41,043)
General and administrative	(1,116,086)	(799,666)	(645,884)
Total operating expenses	(1,154,651)	(846,797)	(686,927)
Income from operations	6,885,245	5,271,770	2,742,454

Other income (expense):
Interest income	1,348	2,461	10,815
Interest expense	(169,321)	(299,139)	(289,685)

Income before income taxes	6,717,272	4,975,092	2,463,584

Income tax expense	(114,724)	(79,830)	(73,457)

NET INCOME	$6,602,548	$4,895,262	$2,390,127

Other comprehensive income (loss):
- Foreign currency translation gain (loss)	10,783	(19,869)	(181,634)
COMPREHENSIVE INCOME	$6,613,331	$4,875,393	$2,208,493

Net income per share – basic and diluted	$0.16	$0.12	$0.06

Weighted average outstanding shares – basic and diluted	40,000,000	40,000,000	40,000,000

See accompanying notes to consolidated financial statements.

CHINA CHEMICAL HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”))

	Years ended June 30,
	2009	2008	2007
Cash flows from operating activities:
Net income	$6,602,548	$4,895,262	$2,390,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,615,024	1,611,201	1,513,878
Allowance for doubtful accounts	-	8,480	-
Loss on disposal of plant and equipment	-	12,171	-
Imputed interest expense	117,122	181,738	211,654
Changes in operating assets and liabilities:
Accounts receivable, trade	(1,902,258)	(797,115)	(473,752)
Advances to suppliers	3,112,888	(874,823)	(2,685,877)
Inventories	140,501	(1,075,668)	1,112,773
Amount due to a related party	21,465	20,163	18,777
Other receivables and prepayments	(856,771)	(179,974)	602,648
Bill payable	438,071	-	-
Accounts payable, trade	10,923	(1,231,778)	(462,670)
Advances from customers	(979,600)	1,177,848	(1,587,695)
Income tax payable	(245)	1,599	8,820
Accrued liabilities and other payables	259,476	(137,581)	196,947

Net cash provided by operating activities	8,579,144	3,611,523	845,630

Cash flows from investing activities:
Purchase of plant and equipment	(357,547)	(169,362)	(27,705)
Payments on investment in an unconsolidated affiliate	(1,942,116)	-	-
Changes in restricted cash	(438,071)	-	-
Proceeds from disposal of plant and equipment	-	-	5,559

Net cash used in investing activities	(2,737,734)	(169,362)	(22,146)

Cash flows from financing activities:
Proceeds from short-term borrowings	-	1,371,624	1,277,377
Repayment of short-term borrowings	(1,460,238)	(1,371,624)	(1,724,459)
Advances from (repayment to) a related party	428,150	(239,018)	185,040
Repayment to a director	(5,105,796)	(3,141,844)	(416,627)
Payments of dividends	-	(411,487)	(447,082)

Net cash used in financing activities	(6,137,884)	(3,792,349)	(1,125,751)

Effect of exchange rate changes in cash and cash equivalents	2,441	80,134	50,870

NET CHANGE IN CASH AND CASH EQUIVALENTS	(294,033)	(270,054)	(251,397)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	656,027	926,081	1,177,478

CASH AND CASH EQUIVALENTS, END OF YEAR	$361,994	$656,027	$926,081

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$73,353	$78,231	$64,637
Cash paid for interest	$52,199	$117,401	$78,031

	Years ended June 30,
	2009	2008	2007

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING TRANSACTIONS
Purchase of plant and equipment paid on behalf by a director	$2,745,621	$17,831	$15,665,618

See accompanying notes to consolidated financial statements.

CHINA CHEMICAL HOLDING COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Preferred Stock		Common Stock		Additional paid-in	Statutory	Accumulated other comprehensive	(Accumulated deficit) Retained	Total stockholders’
	No. of share	Amount	No. of share	Amount	capital	reserve	income	earnings	equity

Balance as of July 1, 2006	—	$—	40,000,000	$40,000	$2,361,487	$150,586	$409,845	$(7,711,353)	$(4,749,435)

Net income for the year	—	—	—	—	—	—	—	2,390,127	2,390,127
Dividends declared	—	—	—	—	—	—	—	(447,082)	(447,082)
Imputed interest expense	—	—	—	—	211,654	—	—	—	211,654
Appropriation to statutory reserve	—	—	—	—	—	292,205	—	(292,205)	—
Foreign currency translation adjustment	—	—	—	—	—	—	(181,634)	—	(181,634)

Balance as of June 30, 2007	—	—	40,000,000	40,000	2,573,141	442,791	228,211	(6,060,513)	(2,776,370)

Net income for the year	—	—	—	—	—	—	—	4,895,262	4,895,262
Dividends declared	—	—	—	—	—	—	—	(411,487)	(411,487)
Imputed interest expense	—	—	—	—	181,738	—	—	—	181,738
Appropriation to statutory reserve	—	—	—	—	—	57,665	—	(57,665)	—
Foreign currency translation adjustment	—	—	—	—	—	—	(19,869)	—	(19,869)

Balance as of June 30, 2008	—	—	40,000,000	40,000	2,754,879	500,456	208,342	(1,634,403)	1,869,274

Net income for the year	—	—	—	—	—	—	—	6,602,548	6,602,548
Imputed interest expense	—	—	—	—	117,122	—	—	—	117,122
Foreign currency translation adjustment	—	—	—	—	—	—	10,783	—	10,783

Balance as of June 30, 2009	—	$—	40,000,000	$40,000	$2,872,001	$500,456	$219,125	$4,968,145	$8,599,727

See accompanying notes to consolidated financial statements

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

1.	ORGANIZATION AND BUSINESS BACKGROUND

China Chemical Holding Company (“CCH” or “the Company”) was incorporated in the State of Nevada on January 15, 2010.

On May 12, 2010, the stockholders of CCCG contributed all of its equity securities to the Company and received 40,000,000 shares of common stock of the Company, upon which CCCG became a wholly-owned subsidiary of the Company. As a result of the merger, the Company became the legal entity of CCCG while the business of CCCG survives. Unless otherwise indicated, all references to the Company throughout the financial statements include the operations of CCCG and its subsidiaries and variable interest entity (“VIE”).

On December 24, 2009, CCCG entered into a series of agreements with Tung Wah Chemical (Hong Kong) Company Limited (“TWC”), Tung Cheung Chemical (Hong Kong) Company Limited (“TCC”) and China Chemical Recycling Company Limited (“CCR”) and their security holders. Pursuant to such agreements, CCCG acquired all of the issued and outstanding securities of TWC, TCC and CCR from their respective security holders in exchange for common stock of CCCG. Following the execution of such agreements, TWC, TCC and CCR became wholly-owned subsidiaries of CCCG.

CCCG, through its subsidiaries and VIE, is mainly engaged in the manufacture, distribution and sales of petrochemical products consisting of polypropylene fibre and filament yarn and non-woven polypropylene fabric products in the People’s Republic of China (the “PRC”). CCCG was incorporated as a limited liability company in the British Virgin Islands (“BVI”) on April 1, 2008, for the purpose of holding 100% equity interest in TWC, TCC and CCR.

TWC, TCC and CCR were all incorporated as a limited liability company in Hong Kong Special Administrative Region (“Hong Kong”) on April 2, 2008, with 10,000 authorized ordinary shares of $0.13 (equivalent to Hong Kong Dollars (“HK$”) 1) per share and the issued ordinary share of 1 share of $0.13 per share, individually.

On April 2, 2008, the Company approved the Plan of Reorganization (“the Reorganization”) and executed the Reorganization with the following share exchange transactions:

1.
TWC entered into a share transfer agreement with the equity owners of Quanzhou Donghua Chemical Fiber Weaving Company Limited (“Dong Hua”) in exchange for the entire equity interest in Dong Hua for a consideration of approximately $1,423,690 (Renminbi Yuan (“RMB”) 10,000,000) and;

2.
TCC entered into a share transfer agreement with the equity owners of Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited (“Dong Xiang”) in exchange for the entire equity interest in Dong Xiang for a consideration of approximately $646,356 (Hong Kong dollars (“HK$”) 5,000,000).

Immediately following the Reorganization, Dong Hua and Dong Xiang became wholly-owned subsidiaries of the Company.

Since CCCG, TWC, TCC, CCR, Dong Hua and Dong Xiang are entities under common control of an ultimate beneficial owner, the ownership transfer transaction was accounted for as a transfer of entities under common control under the guidance of Accounting Standards Codification (“ASC”) Topic 805-50-15-6, “Transactions Between Entities Under Common Control”. Hence, the consolidation of all the companies has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

The details of the Company’s subsidiaries, VIE and affiliate are described below:

	Company name	Place and date of incorporation	Particulars of issued / registered capital	Principal activities	Effective equity interest

1	China Conservation Chemical Group (BVI) Limited (“CCCG”)	British Virgin Islands (“BVI”) April 1, 2008	10,000 issued shares of US$1 each	Holds 100% equity interest in TWC, TCC and CCR	100%

2	Tung Wah Chemical (Hong Kong) Company Limited (“TWC”)	Hong Kong April 2, 2008	1 issued ordinary share of HK$1 each	Holds 100% equity interest in Dung Hua	100%

3	Tung Cheung Chemical (Hong Kong) Company Limited (“TCC”)	Hong Kong April 2, 2008	1 issued ordinary share of HK$1 each	Holds 100% equity interest in Dong Xiang	100%

4	China Chemical Recycling Company Limited (“CCR”)	Hong Kong April 2, 2008	1 issued ordinary share of HK$1 each	Holds 100% equity interest in JSD	100%

5	Quanzhou Donghua Chemical Fiber Weaving Company Limited (“Dong Hua”)	The PRC January 19, 2001	RMB 10,000,000	Manufacture and sales of polypropylene fibre and filament yarn and polypropylene non-woven fabric products	100%

6	Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited (“Dong Xiang”)	The PRC January 16, 2006	HK$5,000,000	Manufacture and sales of polypropylene fibre and filament yarn and polypropylene non-woven fabric products	100%

7	Jiangsu Suqian Dongyuan Plastic Art Company Limited (“JSD”)	The PRC December 16, 2008	RMB 5,000,000	Manufacture and sales of recycled polypropylene products	100%

8	Jinjiang Dong Yuan Fu Rong Non-Woven PP Fabric Shop (“Fabric Shop”) #	The PRC March 17, 2005	N/A	Trading of synthetic fibers consisting of acrylic staple fiber and top products	N/A

9	Dongxin Petrochemical Company Limited (“Fujian Dongxin”)	The PRC August 8, 2003	RMB23,750,000	Manufacture, distribution and sales of petrochemical products	19%

#   represents variable interest entity (“VIE”)

CCH and its subsidiaries and VIE are hereinafter collectively referred to as (“the Company”).

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

●	Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

●	Basis of consolidation

The consolidated financial statements include the financial statements of CCH, its subsidiaries and VIE. All inter-company balances and transactions between the Company and its subsidiaries and VIE have been eliminated upon consolidation.

The Company has adopted the Accounting Standards Codification (“ASC”) Topic 810-10-5-8, “Variable Interest Entities”. ASC Topic 810-10-5-8 requires a variable interest entity or VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIEs or is entitled to receive a majority of the VIE’s residual returns.

●  Variable interest entity

The Company’s operating subsidiary, Dong Xiang operates the trading of synthetic fiber products in the PRC, through its variable interest entity, Fabric Shop. Fabric Shop was established as a sole-proprietorship on March 17, 2005 and engaged in trading of synthetic fiber products in the PRC.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

On January 16, 2006, a series of agreements were entered into amongst Dong Xiang, Fabric Shop and the owner of the Fabric Shop, Ms. Xiuqi Ding, providing Dong Xiang the ability to control Fabric Shop, including its financial interest as described below:

1.	Exclusive Option Agreement, Dong Xiang has the option to purchase Fabric Shop’s all assets and ownership at any time.
2.	Business Operating Agreement and Exclusive Consulting Services Agreement, Dong Xiang is appointed as its exclusive service provider to provide business support and related consulting services. Fabric Shop is agreed to pay the consulting and service fee which equal to 100% of their net profits to Dong Xiang.
3.	Equity Pledge Agreement, Fabric Shop agreed to pledge their legal interest to Dong Xiang as a security for the obligations of Fabric Shop under the exclusive consulting services agreement.
4.	Voting Right Proxy Agreement, Fabric Shop granted Dong Xiang the right to exercise its voting and other stockholder’s right.

With the above agreements, Dong Xiang demonstrates its ability to control Fabric Shop as the primary beneficiary and the operating results of the VIE was included in the consolidated financial statements for the years ended June 30, 2009, 2008 and 2007.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Restricted cash

The Company maintains restricted cash account held with a financial institution in the PRC as collateral under the terms of certain secured bill payable to a certain supplier due on October 29, 2009.

●	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. As of June 30, 2009 and 2008, the allowance for doubtful accounts was $9,033 and $8,997, respectively.

●	Inventories

Inventories consist primarily of raw materials and finished goods of synthetic fibers and are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include material, direct labor and manufacturing overhead costs. Allowance for slow-moving and obsolescence is an estimate amount based on an analysis of current business and economic risks, the duration of the inventories held and other specific identifiable risks that may indicate a potential loss. The allowance is reviewed regularly to ensure that it adequately provides for all reasonable expected losses.

●	Advances to suppliers and advances from customers

The Company generally makes advanced payments to suppliers for materials, or receives advanced payments from customers in the normal course of business. Advances to suppliers were $1,190,547 and  $4,288,067 as of June 30, 2009 and 2008, respectively. Advances to suppliers are recorded when payment is made by the Company and relieved against inventory when goods are received. The advance payments to suppliers may include provisions that set the purchase price and delivery date of raw materials. Advances from customers were $738,611 and $1,711,945 as of June 30, 2009 and 2008, respectively and are recognized in revenue when delivery has occurred.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Both advances to suppliers and advances from customers are interest free and unsecured.

●	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Plant and machinery	5-12 years	5%
Furniture, fittings and office equipment	9-12 years	5%
Motor vehicles	9-12 years	5%

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statement of operations.

●	Investment in an unconsolidated affiliate

The Company accounts for investments with ownership less than 20% using the cost method.

●	Impairment of long-lived assets

In accordance with ASC Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as plant and equipment and investment in an unconsolidated affiliate held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of June 30, 2009 and 2008.

●	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

(a)	Sales of products

Revenue from the sale of synthetic fibers products is recognized when the products are delivered to and received by the customers, collectibility is reasonably assured and the prices are fixed and determinable.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Revenue represents the invoiced value of goods, net of value-added tax (“VAT”). The Company's products that are locally sold in the PRC are subject to VAT which is levied at the rate ranging from 3% to 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

The Company is required to remit VAT collected to the tax authority, but may deduct VAT it has paid on eligible purchases. As of June 30, 2009 and 2008, the Company has VAT payable of $34,633 and $35,140 in the consolidated financial statements.

(b)	Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

●	Cost of revenue

Cost of revenue includes cost of raw materials, direct labor, packaging cost and production overhead directly attributable to the manufacture of synthetic fibers products. Shipping and handling cost are recorded in cost of revenue and are recognized when the related product is delivered to the customer.

●	Advertising expenses

Advertising costs are expensed as incurred under ASC Topic 720-35, “Advertising Costs”. There was no advertising cost incurred for the years ended June 30, 2009, 2008 and 2007.

●	Comprehensive income or loss

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying consolidated statements of changes in stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income or loss is not included in the computation of income tax expense or benefit.

●	Income taxes

The Company adopts the ASC Topic 740, “Income Taxes”, regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

For the years ended June 30, 2009, 2008 and 2007, the Company did not have any interest and penalties associated with tax positions. As of June 30, 2009 and 2008, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts its major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the local and foreign tax authorities.

●	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiaries and VIEs in the PRC maintain their books and record in their local currency, Renminbi Yuan (“RMB”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, assets and liabilities of its subsidiaries and VIEs whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in stockholders’ equity.

Translation of amounts from the local currency of the Company’s subsidiaries and VIEs into US$ has been made at the following exchange rates for the respective year:

	2009	2008	2007
Year-end rates RMB: US$1 exchange rate	6.8448	6.8718	7.6248
Annual average rates RMB: US$1 exchange rate	6.8482	7.2906	7.8285

●	Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the consolidated statements of operation and comprehensive income as and when the related employee service is provided.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the years ended June 30, 2009, 2008 and 2007, the Company operates in one reportable business segment in the PRC.

●	Fair value measurement

ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10") establishes a new framework for measuring fair value and expands related disclosures. Broadly, ASC 820-10 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820-10 establishes a three-level valuation hierarchy based upon observable and non-observable inputs. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

●	Fair value of financial instruments

The carrying value of the Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, advances to suppliers, other receivables and prepayments, accounts payable, bill payable, advances from customers, amounts due to a related party and a director, income tax payable, and accrued liabilities and other payables. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate at fair values. The carrying value of the Company’s short-term borrowings approximates at fair value based on the current market conditions for similar debt instruments.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In September 2009, Accounting Standards Codification (“ASC”) became the source of authoritative U.S. GAAP recognized by the Financial Accounting Standards Board (“FASB”) for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for registrants. The discussion below includes the applicable ASC reference.

The Company adopted ASC Topic 810-10, “Consolidation” (formerly SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”) effective January 2, 2009. ASC Topic 810-10 changes the manner of presentation and related disclosures for the non-controlling interest in a subsidiary (formerly referred to as a minority interest) and for the deconsolidation of a subsidiary. The adoption of these sections did not have a material impact on the Company’s financial statements.

ASC Topic 815-10, “Derivatives and Hedging” (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”) was adopted by the Company effective January 2, 2009. The guidance under ASC Topic 815-10 changes the manner of presentation and related disclosures of the fair values of derivative instruments and their gains and losses.

In April 2009, the FASB issued an update to ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”) (formerly FASB Staff Position No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). The standard provides additional guidance on estimating fair value in accordance with ASC 820-10 when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate if a transaction is not orderly. The Company adopted this pronouncement effective April 1, 2009 with no impact on its financial statements.

In April 2009, the FASB issued FSP SFAS No. 107-1, “Disclosures about Fair Value of Financial Instruments” (“ASC 825-10”). ASC 825-10 requires fair value of financial instruments disclosure for interim reporting periods of publicly traded companies as well as in annual financial statements. ASC 825-10 is effective for interim periods ending after June 15, 2009 and was adopted by the Company. There was no material impact to the Company’s financial statements as a result of the adoption of ASC 825-10.

In June 2009, the FASB finalized SFAS No. 167, “Amending FASB interpretation No. 46(R)”, which was included in ASC Topic 810-10-05 “Variable Interest Entities”. The provisions of ASC Topic 810-10-05 amend the definition of the primary beneficiary of a variable interest entity and will require the Company to make an assessment each reporting period of its variable interests. The provisions of this pronouncement are effective January 1, 2010. The Company is evaluating the impact of the statement on its financial statements.

In July 2009, the FASB issued SFAS No. 168, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 168 codified all previously issued accounting pronouncements, eliminating the prior hierarchy of accounting literature, in a single source for authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SFAS 168, now ASC Topic 105-10 “Generally Accepted Accounting Principles”, is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this pronouncement did not have an effect on the Company’s financial statements.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

In August 2009, the FASB issued an update of ASC Topic 820, “Measuring Liabilities at Fair Value ”. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using prescribed techniques. The Company adopted the new guidance and it did not materially affect the Company’s financial position and results of operations.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force)” which amends ASC 605-25, “Revenue Recognition: Multiple-Element Arrangements.” ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. This ASU will become effective for us for revenue arrangements entered into or materially modified on or after April 1, 2011. Earlier application is permitted with required transition disclosures based on the period of adoption. The Company is currently evaluating the application date and the impact of this standard on its financial statements.

In January 2010, the FASB issued an amendment to the fair value measurement and disclosure standard improving disclosures about fair value measurements. This amended guidance requires separate disclosure of significant transfers in and out of Levels 1 and 2 and the reasons for the transfers. The amended guidance also requires that in the Level 3 reconciliation, the information about purchases, sales, issuances and settlements be disclosed separately on a gross basis rather than as one net number. The guidance for the Level 1 and 2 disclosures was adopted on January 1, 2010, and did not have an impact on the consolidated financial position, results of operations or cash flows. The guidance for the activity in Level 3 disclosures is effective January 1, 2011, and will not have an impact on the consolidated financial position, results of operations or cash flows as the amended guidance provides only disclosure requirements.

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and the adoption of these sections did not have a material impact on the Company’s financial statements.

3.	ACCOUNTS RECEIVABLE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on general provision that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required.

	As of June 30,
	2009	2008

Accounts receivable, trade	$7,151,954	$5,228,129
Less: allowance for doubtful accounts	(9,033)	(8,997)

Accounts receivable, net	$7,142,921	$5,219,132

For the years ended June 30, 2009, 2008 and 2007, the Company recorded the allowance for doubtful accounts of $0, $8,480 and $0, respectively.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

4.	INVENTORIES

Inventories consist of the following:

	As of June 30,
	2009	2008

Raw materials	$1,755,748	$1,610,136
Finished goods	1,286,939	1,654,286
Packaging supplies	98,341	4,283

Inventories, net	$3,141,028	$3,268,705

For the years ended June 30, 2009, 2008 and 2007, the Company recorded no allowance for slow-moving and obsolete inventories.

5.	OTHER RECEIVABLES AND PREPAYMENTS

Other receivables and prepayments consist of the following:

	As of June 30,
	2009	2008

Advances to third parties	$605,305	$80,312
Advances to employees	498,452	-
Prepayments	34,994	206,905
Other receivables	11,617	4,803

	$1,150,368	$292,020

Advances to third parties are expected to be recovered in the next 12 months.

6.	INVESTMENT IN AN UNCONSOLIDATED AFFILIATE

The Company invested through Mr. Qi Xiong Ding (“Mr. Ding”), a director of the Company, 19% of the registered capital of Fujian Dongxin Petrochemical Company Limited (“Fujian Dongxin”). Under the contractual arrangement between the Company and Mr. Ding, the Company is considered as the ultimate beneficial owner of the 19% equity interest in Fujian Dongxin and the Company also has   the voting power based on its percentage of shareholdings in all major activities in Fujian Dongxin and a right to receive dividends upon the distribution of its net earnings in Fujian Dongxin.

The principal activities of Fujian Dongxin are engaged in the manufacture, distribution and sales of cyclohexanone, a petrochemical product used for manufacturing caprolactam, which is usually used as raw material of nylon and other items.

In connection with the capital investment in Fujian Dongxin, the Company has equity interest of 19% in Fujian Dongxin representing as $3,469,787 (equivalent to RMB 23,750,000) in its registered capital. As of June 30, 2009, the Company invested $1,943,081 (equivalent to RMB 13,300,000) into Fujian Dongxin and the investment payable was $1,526,706 (equivalent to RMB 10,450,000) due on January 5, 2011.

The Company adopts the cost method to record the investment in an unconsolidated affiliate at its acquisition cost.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

7.	PLANT AND EQUIPMENT

Plant and equipment consist of the following:

	As of June 30,
	2009	2008

Plant and machinery	$20,934,852	$17,876,431
Furniture, fittings and office equipment	41,551	32,013
Motor vehicles	129,391	94,182
Foreign translation difference	2,138,070	2,057,400
	23,243,864	20,060,026
Less: accumulated depreciation	(13,771,830)	(12,156,807)
Less: foreign translation difference	(1,375,420)	(1,321,450)

Plant and equipment, net	$8,096,614	$6,581,769

Depreciation expense for the years ended June 30, 2009, 2008 and 2007 was $1,615,024, $1,611,201 and $1,513,878, which included $1,591,795, $1,596,584 and $1,499,814 in cost of revenue, respectively.

Pursuant to a valuation report issued by an independent PRC property appraiser located in Quanzhou City, Fujian Province, as of April 13, 2010, the fair value of the plant and equipment was $11,537,868, based on the new replacement cost approach. The Company compared their current fair value against the carrying value of the plant and equipment. There was no impairment of the plant and equipment during fiscal year 2009.

8.	SHORT-TERM BORROWINGS

Short-term borrowings consist of the following

	As of June 30,
	2009	2008
Payable to financial institutions in the PRC, unsecured:

Equivalent to RMB 3,500,000 due November 30, 2008, effective interest rate of 8.748% per annum, payable monthly	$-	$509,328
Equivalent to RMB3,500,000 due December 3, 2008, effective interest rate of 8.748% per annum, payable monthly	-	509,328
Equivalent to RMB3,000,000 due December 6, 2008, effective interest rate of 8.748% per annum, payable monthly	-	436,567

Total short-term borrowings	$-	$1,455,223

As of June 30, 2008, the aggregate short-term borrowings are jointly and severally guaranteed by three parties, the director of the Company, Mr. Kei Wai Ting, a third party namely Huazhu (Quanzhou) Shoes Company Limited and a related company namely Quanzhou Dongyuan Computer Weave Wheat Company Limited, which is controlled by the Company’s director, Mr. Kei Wai Ting, for the maximum amount up to approximately $1,470,000 (equivalent to RMB10,000,000).

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

9.	AMOUNT DUE TO A RELATED PARTY

As of June 30, 2009, amount due to a related party, Quauzhou Dongyuan Computer Weave Wheat Company Limited, which is controlled by the Company’s director, Mr. Kei Wai Ting, represented temporary advances to the Company which was unsecured, interest-free with no fixed repayment term. An amount of imputed interest is considered insignificant.

10.	AMOUNT DUE TO A DIRECTOR

As of June 30, 2009 and 2008, amount due to a director, Mr. Kei Wai Ting, of $12,237,910 and $14,541,897, respectively represented the payments made for purchase of plant and equipment on behalf of the Company, which was unsecured, interest-free with no fixed repayment term. For the years ended June 30, 2009, 2008 and 2007, total imputed interest recorded as additional paid-in capital amounted to $117,122, $181,738 and $211,654.

11.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the following:

	As of June 30,
	2009	2008

Accrued operating expenses	$356,958	$199,905
Accrued salary and welfare expenses	221,750	141,992
VAT payable	34,633	35,140
Other payables	29,317	4,583
	$642,658	$381,620

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

12.	STOCKHOLDERS’ EQUITY

(a)        Common stock

On May 12, 2010, the stockholders of CCCG contributed all of its equity securities to the Company and received 40,000,000 shares of common stock of the Company, upon which CCCG became a wholly-owned subsidiary of the Company. As a result of the merger, the Company became the legal entity of CCCG while the business of CCCG survives.

As of June 30, 2009, the number of authorized shares and issued and outstanding shares of the Company’s common stock was 100,000,000 shares and 40,000,000 shares, respectively.

(b)        Dividends distribution

Pursuant to the board resolutions, the Company, through its subsidiaries and VIE, approved to declare and paid dividends of $0, $411,487 and $447,082 for the years ended June 30, 2009, 2008 and 2007, respectively.

13.	INCOME TAXES

For the years ended June 30, 2009, 2008 and 2007, the local (United States) and foreign components of income before income taxes were comprised of the following:

	Years ended June 30,
	2009	2008	2007
Tax jurisdiction from:
– Local	$(150,000)	$-	$-
– Foreign	6,867,272	4,975,092	2,463,584
Income before income taxes	$6,717,272	$4,975,092	$2,463,584

The provision for income taxes consisted of the following:

	Years ended June 30,
	2009	2008	2007
Current:
– Local	$-	$-	$-
– Foreign	114,724	79,830	73,457

Deferred:
– Local	-	-	-
– Foreign	-	-	-
Income tax expense	$114,724	$79,830	$73,457

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries and VIE that operate in various countries: United States, BVI, Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

CCH is registered in the State of Nevada and is subject to the tax laws of the United States of America. As of June 30, 2009, the operation in the United States of America incurred $150,000 of cumulative net operating losses which can be carried forward to offset future taxable income. The net operating loss carryforwards begin to expire in 2029, if unutilized. The Company has provided for a full valuation allowance against the deferred tax assets of $51,000 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

British Virgin Island

Under the current BVI law, CCCG is not subject to tax on its income.

Hong Kong

TWC, TCC and CCR are subject to Hong Kong Profits Tax at the statutory rate of 16.5%, 17.5% and 17.5% on their assessable income for the years ended June 30, 2009, 2008 and 2007, respectively.

For the years ended June 30, 2009, 2008 and 2007, TWC, TCC and CCR incurred an aggregate net operating losses of $1,493,728, $1,605,177 and $1,547,759, respectively. As of June 30, 2009, the cumulative net operating losses of 4,646,664 are not allowed to carry forward to offset future taxable income.

The PRC

The Company generated substantially its net income from its PRC operating subsidiaries, Dong Hua, Dong Xiang, as well as the VIE, Fabric Shop, in the PRC. Dong Hua and Dong Xiang are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China, at a statutory rate of 33%, which is comprised of a 30% national income tax and 3% local income tax.

However, Dong Hua and Dong Xiang are registered and operate in Quanzhou City, Fujian Province the PRC and are entitled to Corporate Income Taxes (“CIT”) at a preferential tax rate of 27%.

On March 16, 2007, the National People’s Congress approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”). The new CIT Law, among other things, imposes a unified income tax rate of 25% for both domestic and foreign invested enterprises with effect from January 1, 2008. Starting from January 1, 2008, Dong Hua and Dong Xiang are entitled to the income tax rate reduction from 27% to 25%.

Both Dong Hua and Dong Xiang are approved as a foreign investment enterprise and are entitled to a two-year exemption from corporate income tax and a 50% reduction on corporate income tax rate for the following three years. The tax holiday was expired on December 31, 2005 in Dong Hua. Dong Xiang is exempted from the income tax expense for the year ended June 30, 2007 and the tax holiday will be expired on December 31, 2010.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Fabric Shop is registered as a sole-proprietor which is required to pay the PRC income tax at the predetermined tax rate at 2% based on its turnover during the tax year. The predetermined tax rate is agreed and determined by the PRC local tax office and is subject to annual review for renewal.

Pursuant to a legal opinion issued by an independent attorney Messrs Fujian Zhong Yan Lawyer Firm located in Quanzhou City, Fujian Province, of February 9, 2010, they opined that Fabric Shop as a sole-proprietorship was eligible to the predetermined tax basis and they complied with the following rules and regulations issued by the State Administration of Taxation of the PRC:

a)	Law of the People's Republic of China on the Administration of Tax Collection;
b)	Rules for the Implementation of the Law of the People's Republic of China on the Administration of Tax Collection;
c)	Individual Industrial and Commercial Tax Charge Fixed Management Approach;
d)	Individual Industrial and Commercial Tax Levy fixed in accordance with approval.

A reconciliation of income tax rate to the effective income tax rate for the years ended June 30, 2009, 2008 and 2007 is as follows:

	Years ended June 30,
	2009	2008	2007

Income before income taxes	$8,361,000	$6,580,269	$4,011,343
Statutory income tax rate	25%	25%	27%
Income taxes at statutory rate	2,090,250	1,645,067	1,083,063

Effect of different tax base	(1,282,542)	(769,589)	(315,118)
Effect of tax holiday	(438,860)	(704,584)	(630,343)
Effect of non-taxable items	-	-	(67,588)
Effect of non-deductible items	74,653	48,315	3,443
Effect of different tax rate	-	34,966	-
Effect of allocation of inter-company profits	(328,777)	(181,738)	-
Under-provision in prior year	-	7,393	-

Income taxes at effective rate	$114,724	$79,830	$73,457

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

14.	RELATED PARTY TRANSACTIONS

(a)        Rental of office premise

The Company leased an office premise from a related company namely Quanzhou Dongyuan Computer Weave Wheat Company Limited, which is controlled by the Company’s director, Mr. Kei Wei Ting. For the years ended June 30, 2009, 2008 and 2007, the Company paid rent expense totaling $21,465, $20,163 and $18,777, at the current market value in a normal course of business, for a term of 3 years commencing from July 2006 through June 2009.

(b)        Purchase of plant and equipment

For the years ended June 30, 2009, 2008 and 2007, the Company purchased the plant and equipment for its operational purpose, which were paid by the director of the Company, Mr. Kei Wai Ting, on its behalf, at their invoiced values. During the same period, the Company repaid $5,105,796, $3,141,844 and $416,627, to a director of the Company, respectively.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

15.	CHINA CONTRIBUTION PLAN

Under the PRC Law, full-time employees of the Company’s subsidiaries, Dong Hua and Dong Xiang in the PRC, are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. Dong Hua and Dong Xiang are required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $132,703, $95,320 and $25,178 for the years ended June 30, 2009, 2008 and 2007, respectively.

16.	STATUTORY RESERVE

Under the PRC Law, the Company’s subsidiaries in the PRC, Dong Hua and Dong Xiang are required to make appropriation to the statutory reserve based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital. The statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.

For the year ended June 30, 2009, Dong Xiang and Dong Hua made no appropriation to the statutory reserve as Dong Xiang fully appropriated to the reserve equal to 50% of its registered capital and Dong Hua did not generate after-tax net income during this year.

For the years ended June 30, 2008 and 2007, Dong Hua and Dong Xiang made an aggregate appropriation of $57,665 and $292,205 to the reserve, respectively, based on their net income under the PRC GAAP.

17.	SEGMENT REPORTING

During all the years presented, the Company operates in one reportable operating segment in the manufacture and sales of synthetic products, as defined by ASC Topic 280.

In respect of geographical segment reporting, sales are based on the country in which the customer is located, as follows:

	Years ended June 30,
	2009	2008	2007
Revenues, net:
The PRC	$55,962,919	$41,487,197	$25,979,011
Outside the PRC	1,789,272	3,973,384	8,368,087
Total revenues, net	$57,752,191	$45,460,581	$34,347,098

All the identifiable long-lived assets of the Company are located in the PRC during the years presented.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

18.	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)        Major customers

There was no customer who accounted for 10% or more of the Company’s revenues for the years ended June 30, 2009, 2008 and 2007.

For the years ended June 30, 2009, 2008 and 2007, 97%, 91% and 76% of the Company’s revenues were derived from customers located in the PRC.

(b)        Major vendors

For the years ended June 30, 2009, 2008 and 2007, the vendor who accounted for 10% or more of the Company’s purchases and its outstanding balance at year-end date, are presented as follows:

		Year ended June 30, 2009		June 30, 2009
		Purchases	Percentage of purchases	Accounts payable, trade

Vendor A		$7,374,041	17%	$263,975
Vendor B		6,755,790	16%	-
Vendor C		6,049,938	14%	26,673

	Total:	$20,179,769	47%	$290,648

		Year ended June 30, 2008		June 30, 2008
		Purchases	Percentage of purchases	Accounts payable, trade

Vendor A		$4,882,191	14%	$-
Vendor B		8,168,858	23%	464,650
Vendor C		6,428,392	18%	181,715
Vendor D		5,757,259	16%	586,303

	Total:	$25,236,700	71%	$1,232,668

		Year ended June 30, 2007		June 30, 2007
		Purchases	Percentage of purchases	Accounts payable, trade

Vendor B		$5,853,187	24%	$660,329
Vendor C		6,419,634	26%	108,864

	Total:	$12,272,821	50%	$769,193

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

(c)           Credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk.

(e)	Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

(f)	Economic and political risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009, 2008 AND 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

19.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitment

The Company leases factories and premises under a non-cancelable operating lease for a term of 3 years with fixed monthly rentals, due on June 30, 2012. Costs incurred under this operating lease are recorded as rental expense and totaled approximately $21,465, $20,163 and $18,777 for the years ended June 30, 2009, 2008 and 2007.

As of June 30, 2009, future minimum rental payments due under a non-cancelable operating lease in the next three years are as follows:

Years ending June 30:
2010	$61,360
2011	61,360
2012	61,360

Total	$184,080

20.	SUBSEQUENT EVENT

On May 12, 2010, the stockholders of CCCG contributed all of its equity securities to the Company and received 40,000,000 shares of common stock of the Company, upon which CCCG became a wholly-owned subsidiary of the Company. As a result of the merger, the Company became the legal entity of CCCG while the business of CCCG survives.

On May 12, 2010, the Company issued 490,000 shares of common stock at par value of $0.05 per share to approximately 33 individuals. The shares were issued and sold pursuant to the exemptions provided under Section 4(2) of the Securities Act and Rule 506 thereunder. Among the 490,000 shares, 105,000 shares were issued as a stock-based compensation for professional services rendered to the Company.

21.	QUARTERLY FINANCIAL DATA (unaudited)

The following table has been prepared from the financial records of the Company, without audit, and reflects all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods presented.

Year ended June 30, 2009	Three Months Ended				2009
	September 30	December 31	March 31	June 30	Total

Revenue	$17,641,345	$13,410,841	$12,708,874	$13,991,131	$57,752,191
Gross profit	2,529,088	1,722,500	1,744,212	2,044,096	8,039,896
Income from operations	2,245,395	1,334,405	1,509,872	1,795,573	6,885,245
Net income	2,117,233	1,180,466	1,573,373	1,731,476	6,602,548
Net income per share – basic and diluted	$0.05	$0.03	$0.04	$0.04	$0.16

Year ended June 30, 2008	Three Months Ended				2008
	September 30	December 31	March 31	June 30	Total

Revenue	$12,248,977	$11,596,530	$10,775,522	$10,839,552	$45,460,581
Gross profit	1,683,958	1,606,718	1,449,685	1,378,206	6,118,567
Income from operations	1,452,222	1,378,070	1,292,453	1,149,025	5,271,770
Net income	1,402,258	1,341,455	1,117,846	1,033,703	4,895,262
Net income per share – basic and diluted	$0.03	$0.03	$0.03	$0.03	$0.12

CHINA CHEMICAL HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND JUNE 30, 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	March 31, 2010	June 30, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,120,929	$361,994
Restricted cash	-	438,289
Accounts receivable, net	2,628,969	7,142,921
Advances to suppliers	1,802,439	118,489
Inventories	2,168,992	3,141,028
Amounts due from related parties	1,729,506	-
Other receivables and prepayments	1,823,402	1,150,368
Total current assets	11,274,237	12,353,089

Non-current assets:
Investment in an unconsolidated affiliate, net	3,057,299	1,943,081
Advances to suppliers, non-current	466,528	1,072,058
Plant and equipment, net	6,987,236	8,096,614
TOTAL ASSETS	$21,785,300	$23,464,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, unsecured	$1,462,822	$-
Bill payable	1,170,258	438,289
Accounts payable, trade	2,940,426	330,057
Advances from customers	58,634	738,611
Amount due to a related party	1,020,319	449,839
Amount due to a director	1,715,673	12,237,910
Income tax payable	198,422	27,751
Accrued liabilities and other payables	922,025	642,658
Total current liabilities	9,488,579	14,865,115

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2010 and June 30, 2009	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 40,000,000 shares issued and outstanding as of March 31, 2010 and June 30, 2009	40,000	40,000
Additional paid-in capital	2,872,001	2,872,001
Statutory reserve	500,456	500,456
Accumulated other comprehensive income	231,131	219,125
Retained earnings	8,653,133	4,968,145
Total stockholders’ equity	12,296,721	8,599,727
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,785,300	$23,464,842

See accompanying notes to condensed consolidated financial statements.

CHINA CHEMICAL HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2010	2009	2010	2009

Revenue, net	$14,772,105	$12,608,628	$38,827,045	$43,743,558

Cost of revenue (inclusive of depreciation)	13,013,991	10,796,578	33,569,715	37,702,451
Gross profit	1,758,114	1,812,050	5,257,330	6,041,107

Operating expenses:
Sales and marketing	65,839	49,048	136,026	151,407
General and administrative	241,595	145,940	1,148,982	652,369
Total operating expenses	307,434	194,988	1,285,008	803,776

Income from operation	1,450,680	1,617,062	3,972,322	5,237,331

Other income (expense):
Interest income	4	1,431	4,440	5,636
Interest expense	(24,727)	(1,863)	(48,491)	(54,201)

Income before income taxes	1,425,957	1,616,630	3,928,271	5,188,766

Income tax expense	(198,750)	(18,757)	(243,283)	(74,315)

NET INCOME	$1,227,207	$1,597,873	$3,684,988	$5,114,451

Other comprehensive income (loss): - Foreign currency translation gain (loss)	1,785	(7,449)	12,006	11,143
COMPREHENSIVE INCOME	$1,228,992	$1,590,424	$3,696,994	$5,125,594

Net income per share – Basic and diluted	$0.03	$0.04	$0.09	$0.13

Weighted average share outstanding – Basic and diluted	40,000,000	40,000,000	40,000,000	40,000,000

See accompanying notes to condensed consolidated financial statements.

CHINA CHEMICAL HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Nine months ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$3,684,988	$5,114,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,435,896	1,199,331
Loss on disposal of plant and equipment	481,141	-
Changes in operating assets and liabilities:
Accounts receivable, trade	4,521,984	3,625,319
Advances to suppliers	(610,234)	-
Inventories	975,805	(199,562)
Other receivables and prepayments	(706,080)	(2,369,432)
Bill payable	731,240	-
Accounts payable, trade	2,609,337	(1,384,080)
Advances from customers	(680,758)	(1,717,157)
Income tax payable	170,596	(27,971)
Accrued liabilities and other payables	313,349	282,951

Net cash provided by operating activities	12,927,264	4,523,850

Cash flows from investing activities:
Purchase of plant and equipment	(812,001)	(325,179)
Changes in restricted cash	438,744	-
Payments to investment in an unconsolidated affiliate	(1,111,485)	-

Net cash used in investing activities	(1,484,742)	(325,179)

Cash flows from financing activities:
Proceeds from short-term borrowings	1,462,480	-
Repayment of short-term borrowings	-	(1,459,654)
Repayment to a director	(10,586,764)	(3,550,836)
Advances (to) from related parties	(1,559,934)	472,187

Net cash used in financing activities	(10,684,218)	(4,538,303)

Effect of exchange rate changes in cash and cash equivalents	631	2,246

NET CHANGE IN CASH AND CASH EQUIVALENTS	758,935	(337,386)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	361,994	656,027

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,120,929	$318,641

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$72,612	$88,122
Cash paid for interest	$48,491	$54,201

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
Purchase of plant and equipment paid by a director	$375,935	$-

See accompanying notes to condensed consolidated financial statements.

CHINA CHEMICAL HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED MARCH 31, 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Preferred stock		Common stock
	No. of share	Amount	No. of share	Amount	Additional paid-in capital	Statutory reserve	Accumulated other comprehensive income	Retained earnings	Total stockholders’ equity

Balance as of July 1, 2009	-	$-	40,000,000	$40,000	$2,872,001	$500,456	$219,125	$4,968,145	$8,599,727

Net income for the period	-	-	-	-	-	-	-	3,684,988	3,684,988

Foreign currency translation adjustment	-	-	-	-	-	-	12,006	-	12,006

Balance as of March 31, 2010	-	$-	40,000,000	$40,000	$2,872,001	$500,456	$231,131	$8,653,133	$12,296,721

See accompanying notes to condensed consolidated financial statements

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States of America (“GAAP”), and the Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the consolidated balance sheet as of June 30, 2009 which has been derived from audited financial statements and these unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended March 31, 2010 are not necessarily indicative of the results to be expected for the entire fiscal year ending June 30, 2010 or for any future period.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements of China Chemical Holding Company for the years ended June 30, 2009, 2008 and 2007.

2.	ORGANIZATION AND BUSINESS BACKGROUND

China Chemical Holding Company (“CCH” or “the Company”) was incorporated in the State of Nevada on January 15, 2010.

On May 12, 2010, the stockholders of China Conservation Chemical Group (BVI) Limited (“CCCG”) contributed all of its equity securities to the Company and received 40,000,000 shares of common stock of the Company, upon which CCCG became a wholly-owned subsidiary of the Company. As a result of the merger, the Company became the legal entity of CCCG while the business of CCCG survives. Unless otherwise indicated, all references to the Company throughout the financial statements include the operations of CCCG and its subsidiaries and variable interest entity (“VIE”).

On December 24, 2009, CCCG entered into a series of agreements with Tung Wah Chemical (Hong Kong) Company Limited (“TWC”), Tung Cheung Chemical (Hong Kong) Company Limited (“TCC”) and China Chemical Recycling Company Limited (“CCR”) and their security holders. Pursuant to such agreements, CCCG acquired all of the issued and outstanding securities of TWC, TCC and CCR from their respective security holders in exchange for common stock of CCCG. Following the execution of such agreements, TWC, TCC and CCR became wholly-owned subsidiaries of CCCG.

CCCG, through its subsidiaries and VIE, is mainly engaged in the manufacture, distribution and insales of petrochemical products consisting of synthetic fibers, acrylic staple fiber and non-woven fabric products in the People’s Republic of China (the “PRC”). CCCG was incorporated as a limited liability company in the British Virgin Islands (“BVI”) on April 1, 2008, for the purpose of holding 100% equity interest in TWC, TCC and CCR.

TWC, TCC and CCR were all incorporated as limited liability company in Hong Kong Special Administrative Region (“Hong Kong”) on April 2, 2008, with 10,000 authorized ordinary shares of $0.13 (equivalent to Hong Kong Dollars (“HK$”) 1) per share and the issued ordinary share of 1 share of $0.13 per share, individually.

On April 2, 2008, the Company approved the Plan of Reorganization (“the Reorganization”) and executed the Reorganzation with the following share exchange transactions:

1.
TWC entered into a share transfer agreement with the former equity owners of Quanzhou Donghua Chemical Fiber Weaving Company Limited (“Dong Hua”) in exchange for the entire equity interest in Dong Hua for a consideration of $1,423,690 (approximately RMB 10,000,000) and;

2.
TCC entered into a share transfer agreement with the former equity owners of Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited (“Dong Xiang”) in exchange for the entire equity interest in Dong Xiang for a consideration of $646,356 (approximately RMB 5,000,000).

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

Immediately following the Reorganization, Dong Hua and Dong Xiang became indirect wholly-owned subsidiaries of the Company.

Since CCCG, TWC, TCC, CCR, Dong Hua and Dong Xiang are entities under common control of an ultimate beneficial owner, the ownership transfer transaction was accounted for as a transfer of entities under common control under the guidance of Accounting Standards Codification (“ASC”) Topic 805-50-15-6, “Transactions Between Entities Under Common Control”. Hence, the consolidation of all the companies has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The details of the Company’s subsidiaries and VIE are described below:

	Company name	Place and date of incorporation	Particulars of issued / registered capital	Principal activities

1	China Conservation Chemical Group (BVI) Limited (“CCCG”)	British Virgin Islands (“BVI”) April 1, 2008	10,000 issued shares of US$1 each	Holds 100% equity interest in TWC, TCC and CCR

2	Tung Wah Chemical (Hong Kong) Company Limited (“TWC”)	Hong Kong April 2, 2008	1 issued ordinary share of HK$1 each	Holds 100% equity interest in Dung Hua

3	Tung Cheung Chemical (Hong Kong) Company Limited (“TCC”)	Hong Kong April 2, 2008	1 issued ordinary share of HK$1 each	Holds 100% equity interest in Dong Xiang

4	China Chemical Recycling Company Limited (“CCR”)	Hong Kong April 2, 2008	1 issued ordinary share of HK$1 each	Holds 100% equity interest in JSD

5	Quanzhou Donghua Chemical Fiber Weaving Company Limited (“Dong Hua”)	The PRC January 19, 2001	RMB 10,000,000	Manufacture and sales of polypropylene fibre and filament yarn and polypropylene non-woven fabric products

6	Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited (“Dong Xiang”)	The PRC January 16, 2006	HK$5,000,000	Manufacture and sales of polypropylene fibre and filament yarn and polypropylene non-woven fabric products

7	Jiangsu Suqian Dongyuan Plastic Art Company Limited (“JSD”)	The PRC December 16, 2008	RMB 5,000,000	Manufacture and sales of recycled polypropylene products.

8	Jinjiang Dong Yuan Fu Rong Non-Woven PP Fabric Shop (“Fabric Shop”) #	The PRC March 17, 2005	N/A	Trading of synthetic fibers consisting of acrylic staple fiber and top products

9	Dongxin Petrochemical Company Limited (“Fujian Dongxin”)	The PRC August 8, 2003	RMB23,750,000	Manufacture, distribution and sales of petrochemical products

#           represents variable interest entity (“VIE”)

CCH and its subsidiaries and VIE are hereinafter collectively referred to as the “Company”.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

●	Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the periods reported. Actual results may differ from these estimates.

●	Basis of consolidation

The condensed consolidated financial statements include the financial statements of CCH, its subsidiaries and VIE. All inter-company balances and transactions between the Company and its subsidiaries and VIE have been eliminated upon consolidation.

The Company has adopted the ASC Topic 810-10-5-8, “Variable Interest Entities”(“ASC Topic 810-10-5-8”). ASC Topic 810-10-5-8 requires a variable interest entity or VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIEs or is entitled to receive a majority of the VIE’s residual returns.

●	Variable interest entity

The Company’s operating subsidiary, Dong Xiang operates the trading of synthetic fiber products in the PRC, through its variable interest entity, Fabric Shop. Fabric Shop was established as a sole-proprietor on March 17, 2005 and engaged in trading of synthetic fiber products in the PRC.

On January 16, 2006, a series of agreements were entered into amongst Dong Xiang, Fabric Shop and the owner of the Fabric Shop, Ms. Xiuqi Ding, providing Dong Xiang the ability to control Fabric Shop, including its financial interest as described below:

1.	Exclusive Option Agreement, Dong Xiang has the option to purchase Fabric Shop’s all assets and ownership at any time.
2.
Business Operating Agreement and Exclusive Consulting Services Agreement, Dong Xiang is appointed as its exclusive service provider to provide business support and related consulting services. Fabric Shop is agreed to pay the consulting and service fee which equal to 100% of their net profits to Dong Xiang.

3.	Equity Pledge Agreement, Fabric Shop agreed to pledge their legal interest to Dong Xiang as a security for the obligations of Fabric Shop under the exclusive consulting services agreement.
4.	Voting Right Proxy Agreement, Fabric Shop granted Dong Xiang the right to exercise its voting and other stockholder’s right.

With the above agreements, Dong Xiang demonstrates its ability to control Fabric Shop as the primary beneficiary and the operating results of the VIE was included in the condensed consolidated financial statements for the nine months ended March 31, 2010 and 2009.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary.

As of March 31, 2010, the allowance for doubtful accounts was $9,044.

●	Inventories

Inventories consist primarily of raw materials and finished goods of synthetic fibers and are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include material, direct labor and manufacturing overhead costs. Allowance for slow-moving and obsolescence is an estimate amount based on an analysis of current business and economic risks, the duration of the inventories held and other specific identifiable risks that may indicate a potential loss. The allowance is reviewed regularly to ensure that it adequately provides for all reasonable expected losses.

●	Advances to suppliers and advances from customers

The Company generally makes advanced payments to suppliers for materials, or receives advanced payments from customers in the normal course of business. Advances to suppliers were $2,268,967 as of March 31, 2010. Advances to suppliers are recorded when payment is made by the Company and relieved against inventory when goods are received. The advance payments to suppliers may include provisions that set the purchase price and delivery date of raw materials. Advances from customers were $58,634 as of March 31, 2010 and are recognized in revenue when delivery has occurred.

Both advances to suppliers and advances from customers are interest free and unsecured.

●	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value
Plant and machinery	5-12 years	5%
Furniture, fittings and office equipment	9-12 years	5%
Motor vehicles	9-12 years	5%

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statement of operations.

●	Investment in an unconsolidated affiliate

The Company accounts for investments with ownership less than 20% using cost method.

●	Impairment of long-lived assets

In accordance with ASC Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as plant and equipment and investment in an unconsolidated affiliate used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of March 31, 2010.

●	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

(a)	Sales of products

Revenue from the sale of synthetic fibers products is recognized when the products are delivered to and received by the customers, collectibility is reasonably assured and the prices are fixed and determinable.

Revenue represents the invoiced value of goods, net of value-added tax (“VAT”). Some of the Company’s products that are sold in the PRC locally are subject to VAT which is levied at the rate ranging from 3% to 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

The Company is required to remit VAT collected to the tax authority, but may deduct VAT it has paid on eligible purchases. As of March 31, 2010, the Company has VAT recoverable of $496,284 in the condensed consolidated financial statements.

(b)	Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

●	Comprehensive income

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying condensed consolidated statement of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income taxes

The Company adopts the ASC Topic 740, “Income Taxes” regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the three and nine months ended March 31, 2010 and 2009, the Company did not have any interest and penalties associated with tax positions. As of March 31, 2010, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts its major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the local and foreign tax authorities.

●	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

The reporting currency of the Company is United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiaries in the PRC maintain their books and record in their local currency, Renminbi Yuan (“RMB”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

Translation of amounts from the local currency of the Company’s subsidiaries and VIEs into US$1 has been made at the following exchange rates for the respective period:

	March 31, 2010	March 31, 2009
Period-end RMB: US$1 exchange rate	6.8361	6.8456
Average period RMB: US$1 exchange rate	6.8377	6.8509

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the three and nine months ended March 31, 2010 and 2009, the Company operates in one reportable business segment in the PRC.

●	Fair value measurement

ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10") establishes a new framework for measuring fair value and expands related disclosures. Broadly, ASC 820-10 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820-10 establishes a three-level valuation hierarchy based upon observable and non-observable inputs. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

●	Fair value of financial instruments

The carrying value of the Company’s financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, other receivables and prepayments, accounts payable, advances from customers, amounts due to a related party and a director, income tax payable, and accrued liabilities and other payables. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate at fair values. The carrying value of the Company’s short-term borrowings approximates at fair value based on the current market conditions for similar debt instruments.

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In September 2009, Accounting Standards Codification (“ASC”) became the source of authoritative U.S. GAAP recognized by the Financial Accounting Standards Board (“FASB”) for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for registrants. The discussion below includes the applicable ASC reference.

The Company adopted ASC Topic 810-10, “Consolidation” (formerly SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”) effective January 2, 2009. ASC Topic 810-10 changes the manner of presentation and related disclosures for the non-controlling interest in a subsidiary (formerly referred to as a minority interest) and for the deconsolidation of a subsidiary. The adoption of these sections did not have a material impact on the Company’s financial statements.

ASC Topic 815-10, “Derivatives and Hedging” (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”) was adopted by the Company effective January 2, 2009. The guidance under ASC Topic 815-10 changes the manner of presentation and related disclosures of the fair values of derivative instruments and their gains and losses.

In June 2009, the FASB finalized SFAS No. 167, “Amending FASB interpretation No. 46(R)”, which was included in ASC Topic 810-10-05 “Variable Interest Entities”. The provisions of ASC Topic 810-10-05 amend the definition of the primary beneficiary of a variable interest entity and will require the Company to make an assessment each reporting period of its variable interests. The provisions of this pronouncement are effective January 1, 2010. The Company is evaluating the impact of the statement on its financial statements.

In July 2009, the FASB issued SFAS No. 168, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 168 codified all previously issued accounting pronouncements, eliminating the prior hierarchy of accounting literature, in a single source for authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SFAS 168, now ASC Topic 105-10 “Generally Accepted Accounting Principles”, is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this pronouncement did not have an effect on the Company’s financial statements.

In August 2009, the FASB issued an update of ASC Topic 820, “Measuring Liabilities at Fair Value ”. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using prescribed techniques. The Company adopted the new guidance in the third quarter of 2009 and it did not materially affect the Company’s financial position and results of operations.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force)” which amends ASC 605-25, “Revenue Recognition: Multiple-Element Arrangements.” ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. This ASU will become effective for us for revenue arrangements entered into or materially modified on or after April 1, 2011. Earlier application is permitted with required transition disclosures based on the period of adoption. The Company is currently evaluating the application date and the impact of this standard on its financial statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures”, (ASU No. 2010-06) which provides amendments to ASC 820, “Fair Value Measurements and Disclosures” that require new disclosures regarding (1) transfers in and out of Levels 1 and 2 fair value measurements and (2) activity in Level 3 fair value measurements. Additionally, ASU No. 2010-06 clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The guidance in ASU No. 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In April 2010, the FASB issued ASU No. 2010-18 (ASU No. 2010-18), “Receivables (Topic 310): Effect of a Loan Modification When the Loan is Part of a Pool That Is Accounted for as a Single Asset-a consensus of the FASB Emerging Task Force”. The amendments in this Update are effective for modifications of loans accounted for within pools under ASC Topic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early application is permitted. The Company does not expect the provisions of ASU No. 2010-18 to have a material effect on the financial position, results of operations or cash flows of the Company.

4.	ACCOUNTS RECEIVABLE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on general provision that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required.

	March 31, 2010	June 30, 2009
	(Unaudited)	(Audited)
Accounts receivable, trade	$2,638,013	$7,151,954
Less: allowance for doubtful accounts	(9,044)	(9,033)

Accounts receivable, net	$2,628,969	$7,142,921

For the three and nine months ended March 31, 2010 and 2009, the Company recorded no allowance for doubtful accounts.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

5.	INVENTORIES

Inventories consisted of the following:

	March 31, 2010	June 30, 2009
	(Unaudited)	(Audited)
Raw materials	$1,356,460	$1,755,748
Finished goods	761,350	1,286,939
Packaging supplies	51,182	98,341

Inventories, net	$2,168,992	$3,141,028

For the three and nine months ended March 31, 2010 and 2009, the Company recorded no allowance for slow-moving and obsolete inventories.

6.	AMOUNT DUE FROM RELATED PARTIES

As of March 31, 2010, amount due from related parties of $1,729,506 represented temporary advances to a related company, Quauzhou Dongyuan Computer Weave Wheat Company Limited, which is controlled by Mr. Kei Wai Ting, a director of the Company, which was unsecured, interest-free with no fixed repayment term. In May 2010, the related parties subsequently repaid approximately $1,627,000 to the Company.

7.	OTHER RECEIVABLES AND PREPAYMENTS

Other receivables and prepayments consist of the following:

	March 31, 2010	June 30, 2009
	(Unaudited)	(Audited)
Advances to third parties	$-	$605,305
Advances to employees	762,395	498,452
Prepayments	544,116	34,994
VAT recoverable	496,284	-
Other receivables	20,607	11,617
	$1,823,402	$1,150,368

Advances to employees are expected to be recovered in the next twelve months.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

8.	INVESTMENT IN AN UNCONSOLIDATED AFFILIATE

The Company invested through Mr. Qi Xiong Ding (“Mr. Ding”), a director of the Company, 19% of the registered capital of Fujian Dongxin Petrochemical Company Limited (“Fujian Dongxin”). Under the contractual arrangement between the Company and Mr. Ding, the Company is considered as the ultimate beneficial owner of the 19% equity interest in Fujian Dongxin and the Company also has the voting power based on its percentage of shareholdings in all major activities in Fujian Dongxin and a right to receive dividends upon the distribution of its net earnings in Fujian Dongxin.

The principal activities of Fujian Dongxin are engaged in the manufacture, distribution and sales of cyclohexanone, a petrochemical product used for manufacturing caprolactam, which is usually used as raw material of nylon and other items.

In connection with the capital investment in Fujian Dongxin, the Company has equity interest of 19% in Fujian Dongxin representing as $3,474,203 (equivalent to RMB 23,750,000) in its registered capital. As of March 31, 2010, the Company invested $3,057,299 (equivalent to RMB 20,900,000) into Fujian Dongxin and the investment payable was $416,904 (equivalent to RMB 2,850,000) due on January 5, 2011.

The Company adopts the cost method to record the investment in an unconsolidated affiliate at its acquisition cost.

9.	PLANT AND EQUIPMENT

Plant and equipment consist of the following:

	March 31, 2010	June 30, 2009
	(Unaudited)	(Audited)

Plant and machinery	$21,007,442	$20,934,852
Furniture, fittings and office equipment	48,404	41,551
Motor vehicles	158,141	129,391
Foreign translation difference	2,167,698	2,138,070
	23,381,685	23,243,864
Less: accumulated depreciation	(15,001,596)	(13,771,830)
Less: foreign translation difference	(1,392,853)	(1,375,420)

Plant and equipment, net	$6,987,236	$8,096,614

Depreciation expense for the three months ended March 31, 2010 and 2009 was $451,863 and $359,466, respectively, which included $444,288 and $374,197 in cost of revenue.

Depreciation expense for the nine months ended March 31, 2010 and 2009 was $1,435,896 and $1,199,331, respectively, which included $1,414,680 and $1,183,412 in cost of revenue.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

10.	SHORT-TERM BORROWINGS, UNSECURED

On September 14, 2009, the Company obtained the short-term borrowings of $1,462,822 (equivalent to RMB 10,000,000) from a financial institution in the PRC. Interest was charged at 5.841% per annum, payable monthly and due on September 14, 2010. The short-term borrowings were jointly and severally guaranteed by a third party namely Huazhu (Quanzhou) Shoes Company Limited and a related party namely Quauzhou Dongyuan Computer Weave Wheat Company Limited, which is controlled by Mr. Kei Wai Ting, a director of the Company, for the maximum amount up to approximately $1,460,000 (equivalent to RMB10,000,000) each.

11.	AMOUNT DUE TO A DIRECTOR

As of March 31, 2010 and June 30, 2009, amount due to a director, Mr. Kei Wai Ting, of $1,715,673 and $12,237,910, respectively represented the payments made for the purchase of plant and equipment on behalf of the Company, which was unsecured and interest-free with no fixed terms of repayment. An amount of imputed interest is considered insignificant.

12.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the following:

	March 31, 2010	June 30, 2009
	(Unaudited)	(Audited)
Accrued expenses	$292,246	$356,958
Accrued salary and welfare expenses	428,245	221,750
Advances from a third party	160,911	-
VAT payable	-	34,633
Other taxes payable	40,623	4,264
Other payables	-	25,053
	$922,025	$642,658

13.	INCOME TAXES

For the nine months ended March 31, 2010 and 2009, the local (United States) and foreign components of income before income taxes were comprised of the following:

	Nine months ended March 31,
	2010	2009
Tax jurisdiction from:
– Local	$(15,000)	$-
– Foreign	3,943,271	5,188,766
Income before income taxes	$3,928,271	$5,188,766

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

The provision for income taxes consisted of the following:

	Nine months ended March 31,
	2010	2009
Current:
– Local	$-	$-
– Foreign	243,283	74,315

Deferred:
– Local	-	-
– Foreign	-	-
Income tax expense	$243,283	$74,315

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries and VIE that operate in various countries: United States of America, BVI, Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

CCH is registered in the State of Nevada and is subject to the tax laws of the United States of America. As of March 31, 2010, the operation in the United States of America incurred $165,000 of cumulative net operating losses which can be carried forward to offset future taxable income. The net operating loss carryforwards begin to expire in 2030, if unutilized. The Company has provided for a full valuation allowance against the deferred tax assets of $56,100 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

British Virgin Island

Under the current BVI law, CCCG are not subject to tax on income.

Hong Kong

TWC, TCC and CCR are subject to Hong Kong Profits Tax at the statutory rate of 16.5% and 16.5% on assessable income for the nine months ended March 31, 2010 and 2009 respectively.

For the nine months ended March 31, 2010 and 2009, TWC, TCC and CCR incurred the aggregate net operating losses of $1,292,491 and $1,032,041, respectively. As of March 31, 2010, the cumulative net operating losses of $5,939,155 are not allowed to carry forward to offset future taxable income under Hong Kong tax purpose.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

The PRC

The Company generated substantially its net income from its PRC operating subsidiaries, Dong Hua, Dong Xiang, as well as the VIE, Fabric Shop, in the PRC. Dong Hua and Dong Xiang are subject to the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”) at a unified income tax rate of 25%.

Both Dong Hua and Dong Xiang are approved as a foreign investment enterprise and are entitled to a two-year exemption from corporate income tax and a 50% reduction on corporate income tax rate for the following three years. The tax holiday was expired on December 31, 2005 in Dong Hua. Dong Xiang is 50% exempted from the income tax expense for the nine months ended March 31, 2010 and 2009 and the tax holiday will be expired on December 31, 2010.

Fabric Shop is registered as sole-proprietor which is required to pay the PRC income tax at the predetermined tax rate at 2% based on its turnover during the tax year. The predetermined tax rate is agreed and determined by the PRC local tax office and is subject to annual review for renewal.

Pursuant to a legal opinion issued by an independent attorney Messrs Fujian Zhong Yan Lawyer Firm located in Quanzhou City, Fujian Province, of February 9, 2010, they opined that Fabric Shop as a sole-proprietorship was eligible to the predetermined tax basis and they complied with the following rules and regulations issued by the State Administration of Taxation of the PRC:

a)	Law of the People’s Republic of China on the Administration of Tax Collection;
b)	Rules for the Implementation of the Law of the People’s Republic of China on the Administration of Tax Collection;
c)	Individual Industrial and Commercial Tax Charge Fixed Management Approach;
d)	Individual industrial and commercial tax levy fixed in accordance with approved.

A reconciliation of income tax rate to the effective income tax rate for the nine months ended March 31, 2010 and 2009 is as follows:

	Nine months ended March 31,
	2010	2009
Income before income taxes	$5,235,762	$6,220,807
Statutory income tax rate	25%	25%
Income taxes at statutory rate
	1,308,941	1,555,201
Effect of different tax base	(861,405)	(936,005)
Effect of tax holiday	(240,297)	(342,212)
Effect of non-deductible items	36,044	67,438
Effect of allocation of inter-company profits	-	(270,107)

Income taxes at effective rate	$243,283	$74,315

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

14.	RELATED PARTY TRANSACTIONS

(a)         Rental of office premise

The Company leased an office premise from a related company namely Quanzhou Dongyuan Computer Weave Wheat Company Limited, which is controlled by Mr. Kei Wei Ting, a director of the Company. For the nine months ended March 31, 2010 and 2009, rent expense amounting to $46,068 and $16,093, at the current market value in a normal course of business, for a term of 3 years commencing from July 2009 through June 2012.

(b)         Purchase of plant and equipment

For the nine months ended March 31, 2010 and 2009, the Company purchased the plant and equipment for its operational purpose, which was paid by Mr. Kei Wai Ting, a director of the Company, on its behalf, at their invoiced values. During the same period, the Company repaid $10,586,764 and $3,550,836 to a director of the Company, respectively.

15.	SEGMENT REPORTING

The Company operates in one reportable operating segment in the distribution, sales and manufacture of synthetic products, as defined by ASC Topic 280.

In respect of geographical segment reporting, sales are based on the country in which the customer is located, as follows:

	Three months ended March 31,
	2010	2009
Revenue, net:
The PRC	$14,636,123	$12,203,388
Outside the PRC	135,982	405,240

Total revenue, net	$14,772,105	$12,608,628

	Nine months ended March 31,
	2010	2009
Revenue, net:
The PRC	$38,347,770	$42,197,788
Outside the PRC	479,275	1,545,770

Total revenue, net	$38,827,045	$43,743,558

All the identifiable long-lived assets of the Company are located in the PRC during the periods presented.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

16.         CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)         Major customers

There was no customer who accounted for 10% or more of the Company’s revenues for the three and nine months ended March 31, 2010 and 2009.

(b)         Major vendors

For the three months ended March 31, 2010 and 2009, the vendor who accounts for 10% or more of the Company’s purchases and its outstanding balance at period-end date, are presented as follows:

		Three months ended March 31, 2010		March 31, 2010
		Purchases	Percentage of purchases	Accounts payable, trade

Vendor A		$3,254,416	28%	$158,365
Vendor B		2,868,206	25%	-
Vendor C		1,945,493	17%	724,138
Vendor D		1,627,229	14%	713,049

	Total:	$9,695,344	84%	$1,595,552

		Three months ended March 31, 2009		March 31, 2009
		Purchases	Percentage of purchases	Accounts payable, trade

Vendor A		$2,155,811	23%	$-
Vendor B		2,263,284	24%	190,224
Vendor C		2,300,971	24%	654,088

	Total:	$6,720,066	71%	$844,312

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

For the nine months ended March 31, 2010 and 2009, the vendor who accounts for 10% or more of the Company’s purchases and its outstanding balance at period-end date, are presented as follows:

		Nine months ended March 31, 2010		March 31, 2010
		Purchases	Percentage of purchases	Accounts payable, trade

Vendor A		$6,305,032	23%	$158,365
Vendor B		9,180,927	33%	-
Vendor C		3,569,893	13%	724,138

	Total:	$19,055,852	69%	$882,503

		Nine months ended March 31, 2009		March 31, 2009
		Purchases	Percentage of purchases	Accounts payable, trade

Vendor A		$7,513,720	22%	$-
Vendor B		7,125,761	21%	190,224
Vendor C		5,664,614	17%	654,088

	Total:	$20,304,095	60%	$844,312

(c)	Credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. At the period-end, all of borrowings were at fixed rates.

CHINA CHEMICAL HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

 (e)         Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

(f)         Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

17.	COMMITMENTS AND CONTINGENCIES

The Company leases factories and premises under a non-cancelable operating lease for a term of three years, due June 2012 and payable monthly. Costs incurred under this operating lease are recorded as rental expense and totaled approximately $46,068 and $16,093 for the nine months ended March 31, 2010 and 2009.

As of March 31, 2010, future minimum rental payments due under a non-cancelable operating lease in the next three years are as follows:

Year ending March 31:
2011	$61,439
2012	61,439
2013	15,360

Total:	$138,238

18.	SUBSEQUENT EVENTS

On May 12, 2010, the stockholders of CCCG contributed all of its equity securities to the Company and received 40,000,000 shares of common stock of the Company, upon which CCCG became a wholly-owned subsidiary of the Company. As a result of the merger, the Company became the legal entity of CCCG while the business of CCCG survives.

On May 12, 2010, the Company issued 490,000 shares of common stock at par value of $0.05 per share to approximately 33 individuals. The shares were issued and sold pursuant to the exemptions provided under Section 4(2) of the Securities Act and Rule 506. Among the 490,000 shares, 105,000 shares were issued as a stock-based compensation for professional services rendered to the Company.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus.  Items marked with an asterisk (*) represent estimated expenses.  We have agreed to pay all the costs and expenses of this offering.  Selling stockholders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee	$16
Legal Fees and Expenses*	$200,000
Accounting Fees and Expenses*	$200,000
Transfer Agent Fees and Expenses*	$5,000
Miscellaneous*	$5,000

Total*	$410,016

* Estimated Figure

Item 14.  Indemnification Of Officers And Directors

Nevada law generally permits us to indemnify our directors, officers, employees and agents.  The Nevada Revised Statutes permit a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if such person (i) is not liable for a breach of fiduciary duties involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  No indemnification, however, shall be made in respect of any claim, issue or matter as to which such person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Nevada law requires that a corporation must indemnify a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding of the type described in the second sentence of the foregoing paragraph, to the extent such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding.  Any permissive indemnification permitted under Nevada law may be made only as authorized in each specific case upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct, with such determination to be made by either (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (if either a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders or if such a quorum cannot be obtained).

Our Bylaws provide that we have the power to indemnify, to the fullest extent legally permissible under the corporations law of the State of Nevada, directors or officers of the Company for all expenses and loss incurred by each such person who is a party, is threatened to be made a party to, or is involved in any action, suit or proceedings (whether civil, criminal, administrative investigative) by reason of the fact that the person is, or was a director or officer of the Company or serving at the request of the Company or for the benefit of the Company as a director or office of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise.  The Company will pay the expenses incurred by such person in connection with the defense of a civil or criminal action suit or proceeding as such expenses are incurred and before the final disposition of the proceeding in question upon receipt of an undertaking by such person to repay the amount if it is determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.  The right to indemnification does not exclude any other rights to which the person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court  or for the advancement of expenses, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under Nevada law or otherwise, the Company has been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We expect to enter into indemnification agreements with our directors and officers pursuant to whom we will agree to indemnify each director and officer for any liability he or she may incur by reason of the fact that he or she serves as our director or officer, to the maximum extent permitted by law.

We expect to maintain standard policies of insurance that provide coverage to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

Item 15.  Recent Sales Of Unregistered Securities

The U.S. Reorganization.  China Chemical Holding Company was formed on January 15, 2010.  On May 12, 2010, the stockholders of CCCG contributed to Holding Company all of the equity securities of CCCG and received 40,000,000 shares of common stock of Holding Company, upon which CCCG became a wholly-owned subsidiary of Holding Company.   Also on May 12, 2010, 31 individuals purchased 400,000 shares of our common stock at a per share price of $0.05.

The BVI Reorganization.  On December 24, 2009, CCCG  entered into a series of agreements with TWC, TCC, and CCR and their security holders.  Pursuant to such agreements, CCCG acquired all of the issued and outstanding securities of TWC, TCC and CCR from their respective security holders in exchange for common stock of CCCG.  Following the execution of such agreements, TWC, TCC and CCR became wholly-owned subsidiaries of CCCG.

On April 2, 2008, TWC entered into a Sales and Purchase Agreement with Dong Hua and its security holders.  Pursuant to such Sales and Purchase Agreement, TWC acquired 90% of the issued and outstanding securities of Dong Hua from its security holders in consideration equivalent to the net asset value of Dong Hua as of March 31, 2008. On April 2, 2008, TWC also entered into a nominee shareholder agreement with Quanzhou Hui Xiang Paper Packaging Company Limited, or Packaging Company. Pursuant to such nominee shareholder agreement, the ultimate beneficiary of the 10% of all the issued and outstanding securities of Dong Hua held by Packaging Company shall be TWC. Packaging Company also granted to TWC an exclusive option to purchase, to the extent permitted under Chinese law, the 10% equity interests in Dong Hua. Packaging Company is 60% held by Qi Xiong Ding, the director and General Manager. Following execution of these two agreements, Dong Hua became the wholly-owned subsidiary of TWC.

On April 2, 2008, TCC entered into a Sales and Purchase Agreement with Dong Xiang and its security holders.  Pursuant to such Sales and Purchase Agreement, TCC acquired all of the issued and outstanding securities of Dong Xiang from its security holders in consideration equivalent to the net asset value as stipulated in the financial statement of Dong Xiang as of March 31, 2008.  Following such purchase, Dong Xiang became the wholly-owned subsidiary of TCC.

The securities issued and sold to non-U.S. investors were issued and sold pursuant to the exemption provided by Regulation S.  The shares issued and sold to U.S. investors were issued and sold pursuant to the exemptions provided under Section 4(2) of the Securities Act and Regulation D thereunder.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits filed with this registration statement are set forth on the “Exhibit Index” set forth elsewhere herein.

 (b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the “Index to Financial Statements” set forth elsewhere herein.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

iii.        Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.        That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.        Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Quanzhou City, Fujian Province, of the People’s Republic of China on July 15, 2010.

CHINA CHEMICAL HOLDING COMPANY

(Registrant)

By:	/s/ Kei Wai Ting
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE
/s/ Kei Wai Ting Kei Wai Ting	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 15, 2010
/s/ Song Cong Lin Song Cong Lin	Chief Financial Officer (Principal Financial Officer) and Principal Accounting Officer	July 15, 2010
* Qi Xiong Ding	Director	July 15, 2010
* Yi Bing Zhao	Director	July 15, 2010
* Jian Jun Chen	Director	July 15, 2010
* Cheng Zhi Xu	Director	July 15, 2010

* By:	/s/ Kei Wai Ting
Kei Wai Ting
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of China Chemical Holding Company +
3.2	Bylaws of China Chemical Holding Company +
4.1	Specimen common stock certificate *
5.1	Legal Opinion of Reed Smith LLP *
10.1
Nominee Shareholder Agreement, dated January 1, 2009, by and between Quanzhou Dong Xiang Chemical & Light Industrial Textile Company Limited as the Beneficiary and Qi Xiong Ding as the Nominee Shareholder +

10.2
Nominee Shareholder Agreement, dated April 2, 2008, by and between Tung Wah Chemical (Hong Kong) Company Limited as the Beneficiary and Quanzhou Hui Xiang Paper Packaging Company Limited as the Nominee Shareholder +

10.3	Consulting Services Agreement, dated January 16, 2006, by and between Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited and Dong Yuan Fu Rong Nonwoven PP Fabric Shop +
10.4	Business Operating Agreement, dated January 16, 2006, by and between Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited and Dong Yuan Fu Rong Nonwoven PP Fabric Shop +
10.5	Equity Pledge Agreement, dated January 16, 2006, by and between Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited and Dong Yuan Fu Rong Nonwoven PP Fabric Shop +
10.6	Exclusive Option Agreement dated January 16, 2006, by and between Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited and Dong Yuan Fu Rong Nonwoven PP Fabric Shop +
10.7	Voting Right Proxy Agreement dated January 16, 2006, by and between Quanzhou Dongxiang Chemical & Light Industrial Textile Company Limited and Dong Yuan Fu Rong Nonwoven PP Fabric Shop +
21	Subsidiaries of the Registrant +
23.1	Consent of ZYCPA Company Limited
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1) *
24.1	Power of Attorney +
____________________
+ Previously filed
* To be filed by amendment